Form 10-K405, Exhibit 13
period 2000-06-30
PIVOTAL CORP
filed 2000-09-28
CIK 1086329

                                                                   EXHIBIT 13.1

[PIVOTAL LOGO]

2000 Annual Report

                                 [INSIDE COVER]

                     Accelerating Demand Chain Networks(TM)

Quarterly Revenue Growth - Global
(FY Ends June 30)



                                    [GRAPH]

Contents

  4-6      Message to our shareholders
    7      Selected Financial Highlights
  8-9      Corporate Profile
10-11      Pivotal Solutions
12-13      Focus on Microsoft Corporation
14-15      Focus on Financial
16-17      Focus on Hospitality
18-19      Focus on Manufacturing
20-21      Focus on High Tech
22-23      Focus on Healthcare
24-25      Focus on Consulting & Services
26-27      Pivotal People
28-43      Management's Discussion & Analysis
44-63      2000 Financial Statements
   45      Independent Auditors' Report
   46      Consolidated Balance Sheets
   47      Consolidated Statements of Operations
   48      Consolidated Statements of Shareholders' Equity (Deficit)
   49      Consolidated Statements of Cash Flows
50-63      Notes to the Consolidated Financial Statements
64-65      Corporate Information

(C) 2000 Pivotal Corporation. All rights reserved. Pivotal, Pivotal eRelationship, Pivotal eSelling, PivotalWeb .NET, Pivotal ePower, Pivotal Interaction Engine, Pivotal Intelligence Engine, Pivotal Anywhere and PivotalHost are trademarks and/or registered trademarks of Pivotal Corporation. Microsoft, Microsoft .NET, Windows, Windows 2000, Windows NT, and BackOffice are trademarks and/or registered trademarks of Microsoft Corporation in the United States and/or other countries. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.

Norm Francis, President & CEO, Co-Founder

"Pivotal is dedicated to delivering innovative demand chain network solutions that leverage the Internet to help power today's fastest, smartest companies."

To our shareholders,

Fiscal year 2000 was a year of expansion and acceleration for Pivotal. Our business accelerated its financial growth, launched many new products, expanded our customers to more than 1,000, formed new and solidified existing business partner relationships and expanded employees to over 550. This enabled us to make rapid strides in our pursuit of global success. During this expansion Pivotal continued to deliver consistent financial performance. Annual revenues rose 109 percent to $52.9 million, our quarter over quarter growth increased in every quarter and we achieved operating profitability in the fourth quarter. We are proud of the fact that our business outside North America grew to be 28% of total revenue and have now deployed our solutions in 35 countries around the world.

PRODUCTS AND SOLUTIONS

Our comprehensive demand chain network solution enables enterprises around the world to make, serve, and manage customers with unparalleled speed and efficiency over the Internet. Pivotal's demand chain network solution includes the award-winning Pivotal eRelationship(TM) 2000 CRM application; Pivotal eSelling(TM) 2000, an intelligent Internet selling solution for complex products and services; and Pivotal ePower(TM) 2000, a robust Internet architecture. Our solutions are built for the Internet, optimized for Microsoft server technologies, and are fully customizable to achieve the eBusiness goals of a wide variety of enterprises -- including hosted and wireless capabilities to provide all constituents, channels, devices and processes access to the same network. By effectively managing interactions with customers, partners and employees over the Internet with Pivotal solutions, enterprises around the world can increase revenue and improve customer service.

"Our customers look to Pivotal to successfully integrate the power of the Internet into their businesses. With award-winning solutions, a strong Microsoft partnership, and proven results, we are capitalizing on the trend towards Internet-based demand chain networks."

Norm Francis,
President & CEO,
Pivotal Corporation

Message to our Shareholders CONTINUED

CUSTOMERS AND PARTNERSHIPS

In fiscal year 2000, our customer base grew to over 1,000 enterprises spanning a diverse range of industries including healthcare, finance, technology, manufacturing, and services. Today, our customers represent some of the smartest, fastest companies in the world. A key part of our fiscal year 2000 success can be attributed to our partnering strategy. At Pivotal, we continuously look for new opportunities and alliances while focusing on expanding our existing relationships with our most important partners. During fiscal year 2000, we further solidified our partnership with Microsoft allowing us to maximize the power of the Internet to develop leading-edge solutions. As a testament to our product leadership and partnership, Microsoft Chairman Bill Gates demonstrated our solution as part of his keynote address at the launch of Windows 2000. In addition, our Pivotal ePower 2000 Internet platform holds the world record for scalability on Microsoft Windows 2000. Our partnering strategy has also resulted in a diverse range of best-in-class technology and service relationships. We recently integrated technology from E.piphany, Inc. and Interactive Intelligence Inc., bringing enhanced decision-making and interactive management to our solution. Partnering efforts have also expanded our product footprint into wireless communications to provide universal access to Pivotal solutions anywhere, anytime. In fiscal year 2000, we also continued to strengthen our service relationships with a variety of companies, improving our ability to make customer deployments some of the most rapid and efficient in the global market.

ACQUISITIONS AND GLOBAL EXPANSION

Our acquisition strategy has enabled us to expand our product, our global presence and our solution. In fiscal year 2000, we acquired Exactium Ltd., an Atlanta-based company that provides intelligent eSelling solutions, and Simba Technologies Inc., a leading provider of enhanced eMarketing solutions. With these advanced technologies, the Pivotal solution now powers complete, end-to-end demand chain networks that accelerate business over the Internet. In December 1999 we acquired Transitif S.A., a leading French eBusiness solution provider which strengthens our European operations. To further help enable rapid international growth we also established an eBusiness Center of Excellence in Northern Ireland. In North America, we opened new offices in Washington, Denver, and Minneapolis, and expanded our Chicago operation to include a world-class services and education facility. We opened new offices in Tokyo, Japan and Sydney, Australia giving us over 25 offices worldwide. Pivotal products and services are now available in 35 countries across the globe. With this international presence we believe we are ideally positioned to strengthen our leadership in both traditionally strong markets and emerging, high-growth regions.

LOOKING FORWARD

In closing, I want to thank the people who have contributed so much to Pivotal's success. Our customers who have invested in our vision and our solutions, reaching and exceeding their eBusiness goals with a level of innovation and drive that constantly inspires our company. Our dedicated, focused team of entrepreneurial employees and business partners who have consistently delivered superior products and services to help our customers improve the way they do business. Finally, our corporate, institutional, and private investors who have encouraged us with their continued support and belief in our company. With this community of customers, employees, partners and investors dedicated to Pivotal's continued success, we are moving forward into fiscal year 2001 with enthusiasm and optimism.

Sincerely,

/s/ NORM FRANCIS

Norm Francis

President and CEO

Selected Financial Highlights

Increasing
International
Revenues
(FY Ends June 30)

                                    [GRAPH]


Annual Revenue
Growth and Mix
(FY Ends June 30)

                                    [GRAPH]


Quarterly Revenue
Growth and Mix
(FY Ends June 30)

                                    [GRAPH]

Corporate Profile

Corporate Profile

ACCELERATING DEMAND CHAIN NETWORKS(TM)

This is the era in which making, serving and managing customers is the key to any business. To stay competitive, it is critical for companies to respond rapidly and effectively to their customers. Pivotal enables large and medium-sized businesses worldwide to help meet this challenge--to increase revenue and market value by managing Internet demand chain networks. Our XML-based Internet solutions exploit leading-edge technologies to power smarter, faster companies, enabling enterprises to move their demand chains to the Internet for more effective marketing, direct and channel sales, customer service, field service, order processing, shipping and billing, and partner relationships. By leveraging the Internet, companies can get new products to market faster, respond to feedback rapidly and establish profitable, personalized marketing, sales and service relationships. The power of our solution is measurable: accelerate demand chain networks and gain the enhanced ability to build customer satisfaction, productivity and increase revenue. Pivotal and Microsoft collaborate on product development, marketing, and sales initiatives to enable technology advancement and product leadership for our more than 1,000 joint customers. Pivotal's Global Business Partner Alliance program continues to generate leading-edge innovation and customer value. One of our most expansive partnering initiatives, PivotalWeb.NET, is a diverse group of companies that gives our customers access to value-added Internet content, applications and services to increase productivity and profitability. We have also expanded our product footprint with industry-leading technology partners such as E.piphany, Inc. resulting in one of the most comprehensive, scalable demand chain solutions in the world.

PIVOTAL CUSTOMERS

Enterprises spanning digital and traditional economies look to Pivotal for a competitive edge. Today, over 1,000 customers in 35 countries have invested in the Pivotal solution. In the last year, Pivotal won two prestigious Microsoft Industry Solutions Awards for technology excellence, and the "Gold Best-in-Class" award at the First Annual Users Choice Awards. Recently, the company was named an "eBusiness Winner" by Upside Magazine, and "Company of the Year" by the British Columbia Technology Industry Awards. Pivotal eRelationship 2000, our flagship product, was also named one of the "Top 15 Software for 2000" by Information Systems Marketing Inc.

Pivotal Statistics (FY 2000)

- $52.9 million in revenue

- Over 1,000 customers

- Over 550 employees

- 25 offices worldwide

- Business presence in 35 countries

- Comprehensive eBusiness solution
  with hosted and wireless options

- Trading symbols:
  NASDAQ: PVTL, TSE: PVT

MARKET OPPORTUNITY. AMR Research estimates that worldwide customer relationship management license revenues will grow at a compound annual rate of 58% for the five-year period from 1997 to 2002 to approximately $7.5 billion by 2002. International Data Corporation estimates that the Internet commerce software applications market will grow at a compound annual rate of 97% for the five-year period from 1998 to 2003 to approximately $13.2 billion by 2003.

[PIVOTAL LOGO]

PIVOTAL SOLUTIONS

SERVICES. Pivotal Professional Services is meeting the demand for world-class services by providing the complete skill set and resource set to deploy a solution unique to each customer's needs. From global technical support, maintenance, education, implementation, and customization to business consulting, Pivotal Professional Services is helping accelerate customer success.

Pivotal Solutions

Pivotal is a leading provider of demand chain network eBusiness application solutions. Demand chain network solutions enable businesses to increase revenue by more effectively managing their interactions with customers and partners over the Internet. They give today's enterprise the infrastructure to network every participant, process, device, and channel in the demand chain to make business move fast. Pivotal's eBusiness offering includes award-winning, Internet-based applications Pivotal eRelationship 2000 and Pivotal eSelling 2000 as well as our Internet platform solution--Pivotal ePower 2000. These solutions are supported by an array of options, including hosted and wireless solutions, as well as our Professional Service Team and Global Alliance Network.

PIVOTAL ePOWER(TM) 2000

The XML-based platform for developing and deploying Pivotal demand chain network solutions. Designed for interoperability and optimized for the Microsoft .NET platform, Pivotal ePower 2000 includes the high performance engines and robust tools to build and deploy enterprise-scale eBusiness solutions.

PIVOTAL eRELATIONSHIP(TM) 2000

Bring all points of the demand chain cost-effectively to the enterprise with Pivotal's award-winning front office customer relationship management solution. Gives a unified view of customers throughout the relationship lifecycle from making to managing to serving them.

       PIVOTAL eRELATIONSHIP INTRAHUB(TM)

       Pivotal eRelationship IntraHub gives front office employees and executives the ability to manage interactions, transactions and knowledge with customers and partners in personalized, one-to-one eRelationships.

       PIVOTAL eRELATIONSHIP CUSTOMERHUB(TM)

       Pivotal eRelationship CustomerHub gives customers a secure eCommerce and self-service channel to interact with front office sales, marketing and service employees.

       PIVOTAL eRELATIONSHIP PARTNERHUB(TM)

       Pivotal eRelationship PartnerHub gives authenticated selling and service partners a Web site workspace in which to collaborate with front office employees on marketing campaigns, sales programs, and customer service activities.

PIVOTAL eSELLING(TM) 2000

Sell sophisticated products and services more effectively over the Internet. Provides guided and advisory services for configuring, pricing, and buying online, meeting customers' growing demand for fast, personalized, 24x7 service.

PIVOTALWEB .NET(TM)

A delivery system for business-critical information and services from a best-of-breed community of online service providers to bring powerful Internet resources directly to Pivotal eRelationship 2000 users according to their roles and needs.

PIVOTALHOST(TM)

A hosted solution gives easy, affordable access to Pivotal solutions through Application Service Providers.

PIVOTAL ANYWHERE(TM)

Pivotal Anywhere supports the latest industry standards connecting wireless users -- whether customers, partners, or employees -- to the demand chain network for immediate and personalized interactions anywhere, anytime.

OPTIONS

Pivotal Interaction Engine(TM)

Pivotal Interaction Engine powers unified message processing, queuing and distribution, universal inbox, and live communication over the Internet.

Pivotal Intelligence Engine(TM)

Powers Web-based experience/behavior modeling and analysis with data mining and decision support tools.


"Companies around the world are creating XML-based demand chain networks that enable them to make, serve, and manage customers with speed and efficiency."

Bob Runge
Chief Marketing Officer
Pivotal Corporation


[PICTURE]


"Pivotal greatly values each and every customer and recognizes that our success depends on our ability to work with them to deliver innovative demand chain solutions."


[PICTURE]


Glenn Hasen
Executive Vice President
Global Field Operations
Pivotal Corporation


"Pivotal has exploited the advantages the Microsoft platform has to offer -- including world-class scalability, reliability and cost-effectiveness."


[PICTURE]


Keith Wales
Chief Technical Officer
Pivotal Corporation

SOLUTION. By developing solutions exclusively for Microsoft technology, Pivotal's solutions are optimized for increased performance, functionality, deployability and lower total cost of ownership.



[MICROSOFT LOGO]



TEAMWORK. A global Windows 2000 launch partner, Pivotal's commitment to Microsoft spans every major Microsoft .NET initiative. Pivotal has won five Microsoft Industry Solution Awards, the most ever awarded to a single company.

Microsoft Corporation

Microsoft and Pivotal have redefined how the world's most innovative companies do business. Over 1,000 joint customers have the opportunity of accelerated profitability by improving the speed at which they drive and process business transactions. By deploying demand chain networks to enable information and knowledge sharing, companies can build online communities of lasting relationships. By working closely with Microsoft, our demand chain network solutions capitalize on the power of the XML standard to unify all information, processes, people, touchpoints, devices and transactions critical to managing customers. The result -- Pivotal customers can get new products to market faster, react to market feedback more quickly, and interact with precision and intelligence at each point of contact and in every aspect of business. Pivotal is an eBusiness solutions provider that demonstrates proven customer success and a strong connection with Microsoft. As this relationship has grown and expanded, Pivotal has achieved leading-edge innovation and performance.We enhance the success of our joint customers with reliability, leadership and vision.

"Pivotal has had a very close relationship with Microsoft for many years. The combination of Pivotal and Microsoft .NET delivers exceptional eBusiness functionality, services and solutions."

Charles Stevens,
Vice President Enterprise and Partner Group,
Microsoft Corporation

SOLUTION. Founded in 1919, Heller Financial is a worldwide commercial finance company with almost $20 billion in assets. Heller is developing tools and Web environments to work closer with their customers and partners in the data intense environment of commercial lending and leasing.



[HELLER FINANCIAL LOGO]


TEAMWORK. "Pivotal is paving the way for bricks-and-mortar companies in the financial sector to join the digital economy. With Pivotal, Heller will forge stronger relationships with customers and leverage the Internet through an innovative strategy and industry-leading technology."

Frederick E. Wolfert

President & Chief Operating Officer

Heller Financial Inc.

FINANCE


To stay competitive, financial institutions provide a wide array of comprehensive products and services. Companies that strive to reach the pinnacle of success realize that it takes more than a solid suite of products and services. To appeal to today's Internet-savvy and highly knowledgeable market, Pivotal's demand chain network solutions provide the ability to offer online buying and service experiences. The result is the ability to establish and maintain profitable, long-term relationships with business and consumer markets by capitalizing on information captured during each customer interaction. Pivotal finance customers can effectively cross-sell and up-sell additional products and services by offering targeted financial expertise, from precise account coordination to visionary business consulting, with personalized customer service. Pivotal is helping today's innovative finance companies by enabling them to take the right steps towards improving customer retention, loyalty, and ultimately revenue.

Finance Customers

-    Allied Capital Corporation

-    China Nationalities International Trust & Investment Corporation

-    Dain Rauscher Wessels

-    Deutsche Bank

-    Goldman, Sachs & Co.

-    Harley-Davidson Financial Services

-    Heller Financial Inc.

-    ING Barings

-    The Principal Financial Group

-    1st Global, Inc.

SOLUTION. Intrawest Corporation has built a family of millions of customers and over 16,000 employees at resort villages around the world. With explosive growth on the horizon, Intrawest realized it was crucial to connect this vast family with intelligence and speed. Intrawest will bring their guest-centric philosophy to life across all touchpoints, heightening operational efficiency and revolutionizing the resort experience for their customers.


[INTRAWEST LOGO]


TEAMWORK. "Personally engaging our guests over the Internet and in our resorts allows Intrawest to provide a level of service that is unmatched in our industry. This initiative catapults us to new levels of customer service, with the ability to precisely match the right guests with the right services."

Dr. Matthew Dunn,

Senior Vice President and

Chief Information Officer

Intrawest Corporation

HOSPITALITY

The hospitality industry is the quintessential demand-side business, where customer experience is the product. Business value is distilled to customer need and how to deliver on it. Today's innovative hospitality companies know that without a 100% customer-driven product or service, there is no chance of survival in the Internet economy. Hospitality enterprises need infrastructure and applications, where customer input is captured and service and product delivery are coordinated across multiple channels. Customer intelligence is the fuel that feeds competitive advantage. Once described as "moving at Internet speed in the real world", Intrawest Corporation is one of the world's largest resort developer/operators. Intrawest selected Pivotal to compound its real world speed with a massive jump into the Internet-enabled business economy. Intrawest is using Pivotal to develop an enterprise-wide understanding of guests to deliver enhanced world-class marketing, sales and service.

HOSPITALITY CUSTOMERS

-    Delta Hotels Limited

-    Fairmont Hotels & Resorts

-    Flag Choice Hotels

-    Intrawest Corporation

-    Marriott International

-    Parc Asterix

-    Plus Relocation Services, Inc.

-    Uniglobe Travel

SOLUTION. In 1902, 30 independent gypsum companies in the United States formed to create USG Corporation. Today, annual sales top $3 billion, employees number 13,800 worldwide, and the company is a highly celebrated member of the Fortune
500. For that kind of stability and growth to continue in the new economy, USG needed a solution that was very robust. USG chose Pivotal.


[USG LOGO]


TEAMWORK. USG has gained the ability to identify and act on market opportunities faster and to integrate their customer and employee communications.

MANUFACTURING

Today's innovative manufacturing companies are no longer limited to traditional sales channels because of the complexities of their products, which often have extensive features, options and complex pricing structures. Our demand chain solutions enable customers to quickly and effectively manage the issues they face to succeed in the Internet economy such as the need for mass customization, marketing and selling to meet the increasing demand for access to complex products over the Internet. Pivotal manufacturing customers can recreate highly interactive sales processes online, sell sophisticated products and services over the Internet, and meet their customers' growing demands for fast, convenient, 24x7 service. They also establish opportunity management systems to control raw material and product inventory, product quality, and timely service response to ensure customer orders are correct and customer loyalty is secured.

Manufacturing Customers

-    Kimberly-Clark Corporation

-    Little Tykes

-    Nissan Motor Co. Ltd.

-    Novartis

-    Novo Nordisk

-    Siemens Corporation

-    US Filter

-    USG Corporation

SOLUTION. Headhunter.net is an online recruiting Web site featuring over 250,000 job postings representing more than 10,000 employers. Headhunter.net chose Pivotal's demand chain network to enhance online brand loyalty and brand customer interaction by delivering personalized support, sophisticated customer interaction and collaborative communication.


[HEADHUNTER.NET LOGO]


TEAMWORK. "Our goal is to use Pivotal to gain a detailed understanding of our customer experiences and provide personalized interactions, translating into accelerated revenue growth, market leadership and operational efficiencies."

Jay Myer

Senior Vice President

Corporate Sales and Marketing

Headhunter.net

HIGH TECH

In the explosive high tech market, there is intense pressure to outperform the competition to keep and grow the customer base. Change is constant and relentless and there is increased pressure for companies to grow and retain customer relationships. Pivotal's demand chain network solutions enable high tech businesses to network participants, channels, devices, and processes in their demand chain to accelerate the way their company does business to help meet this challenge. Pivotal's solution provides high tech companies with the tools they need to help keep their customers and prospects loyal, such as personalized one-to-one Web marketing and eCommerce, intelligent self-service, and easy-to-access personalized interactions. Now they can be prepared to attract and retain a new generation of customers and decrease costs by providing a more efficient and unique interactive style of customer service and online buying experience.


High Tech Customers

-    Agilent Technologies

-    Alliance Data Systems

-    Bottomline Technologies, Inc.

-    CornerDrugstore.com

-    E.piphany, Inc.

-    GE Industrial Systems

-    Headhunter.net

-    Hewlett-Packard

-    Intershop Communications

-    Research in Motion Limited

-    Trader.com

-    Wind2 Software, Inc.

SOLUTION. Dedicated to accelerating deployment of Web-based physician offices and medical management solutions worldwide, iMcKesson, InterQual Products uses a Pivotal solution to streamline fulfillment, accelerate process automation, and provide real-time information to their remote sales and account management team. With Pivotal as an integral part of their internal processes, iMcKesson InterQual Products has increased sales by 50%.



[iMcKESSON LOGO]




TEAMWORK. "Speaking intelligently to prospects shows that we know how the changing healthcare landscape affects them. With the information in our Pivotal system, even a temporary employee could instantly access the entire history of the relationship we have with a prospect. That's an incredibly valuable asset."

Chandra Lothian,

Application Analyst,

iMcKesson, InterQual Products

HEALTHCARE

For healthcare enterprises, the speed of change is accelerating. In an increasingly competitive market, healthcare enterprises are seeking ways to increase efficiency and improve effectiveness. Pivotal's solution provides personalized, interactive 24x7 customer self-service that serves customers while offering them a network of information, and instant, selling opportunities. Customers can receive services that intelligently address their unique situations. Fast, Web-based collaboration between partners streamlines every step of every process, resulting in superior customer service at a lower cost per transaction. Customer needs can be anticipated and new information provided as it becomes available allowing new opportunities to be acted on--fast.


Healthcare Customers

-    Australian Red Cross

-    CardioResponse, Inc.

-    iMcKesson, Interqual Products

-    Keystone Health Plan Central

-    Premera Blue Cross

-    NovaMed Eyecare, Inc.

-    Occupational Health Clinics for Ontario Workers Inc.

-    Syncor International Corporation

SOLUTION. The Pivotal solution will enable KPMG Consulting's client service managers to collaborate over the Internet on consulting projects, sales opportunities and marketing initiatives, allowing users to share ideas anytime, anywhere. By consolidating all client information, interactions, and transactions into a single, unified system, KPMG Consulting will sharpen its customer focus to increase revenue.


[KPMG CONSULTING LOGO]


TEAMWORK. "Our global implementation of the Pivotal solution is at the heart of our own e-Business strategy. Pivotal will enable our employees around the world to more effectively manage our sales, marketing, and client relationship processes."

Ross Curtis
Executive Vice President Worldwide Sales

KPMG Consulting LLC

CONSULTING & SERVICES

At the heart of any services enterprise is the customer. The Internet has created incredible opportunities and challenges for servicing customers. Pivotal solutions help consulting and service enterprises realize the depth of their assets in customer knowledge and the ability to deliver personalized services over the Internet. Pivotal demand chain network solutions can also be the center of any leading services provider's infrastructure for the internetworking of vastly distributed consulting professionals, partners, implementation partners and knowledge providers. Our consulting and services customers excel at helping businesses leverage the Internet and engineer the way they do business, while putting these new Internet business and technology practices at the heart of their own internal business strategy.


Consulting & Services Customers

-    Cambridge Energy Research Associates

-    Deloitte Touche Tohmatsu International

-    The Dwyer Group

-    Hellmuth, Obata & Kassabaum, Inc. (HOK)

-    KPMG

-    Mercer Management Consulting, Inc.

-    The Patricia Seybold Group, Inc.

-    United Business Media

GLOBAL PERSPECTIVE. A key part of our success is our ability to have a global perspective and consider global implications. We exhibit creativity and innovation, and challenge the status quo to find new ways of doing things. As a result, our people are not satisfied with average achievement and instead demand the extraordinary results that are mandatory to compete in today's Internet economy. This helps us maximize our customers' success and ultimately our shareholders' value.



[PIVOTAL LOGO]



TEAMWORK. Pivotal has always been about relationships. Our solutions help companies to build networks of people engaged in business. In order to lead in this market we have always focused our efforts on building a team of committed and dedicated members -- a team of over 550 staff who bring innovation and tireless energy to our company. Together, we are speed-of-thought builders--of customers, of technology and of lasting momentum.

PIVOTAL PEOPLE

In the technology business, accepting change is vital to survival. And embracing change is vital to thrive. Our financial success reflects our team's ability to adapt to change with speed and agility, to learn new technology and to understand changing customer demands. From the day of our inception, engaging people who demonstrate extraordinary drive and energy has been our vision. As a result, we have created a Pivotal culture and work ethic that reflects our customer successes. This year, we built stronger relationships by bringing together our global community of customers, partners and team members. By living the philosophy of connectivity and a united focus, we have created a working environment that generates responsiveness and innovation on a daily basis.

"Pivotal's ability to embrace the accelerating opportunities of today's Internet economy is made possible by our people. Pivotal's staff understand the need to change and adapt, to be flexible and always think big to deliver extraordinary results."

Heather Claridge
Vice President, Human Resources
Pivotal Corporation

MANAGEMENT'S DISCUSSION & ANALYSIS

OVERVIEW


Fiscal year 2000 was an eventful year for Pivotal Corporation. Every facet of the company grew -- our products and solutions, our employee and customer base, and our revenues. This past year was our first as a public company. We completed our Initial Public Offering on NASDAQ on August 5, 1999. Analysts and investors alike have responded to us favorably and this led to our decision to list on the Toronto Stock Exchange on August 17, 2000. We more than doubled our global employee base during fiscal year 2000. This growth in staff meant additional facilities were required to support our increased global presence. While we started fiscal year 2000 with 12 offices, we ended the year with over 25 offices around the world. An exciting addition was the new Pivotal eBusiness Center of Excellence in Northern Ireland which services our customers and partners in Europe, the Middle East and Africa. This growth was partly due to the three corporate acquisitions that were completed in fiscal year 2000. As a result of these acquisitions, we were able to expand not only our employee base but also our global presence and to expand our demand chain network solution. Aside from the acquisition of technology, our research and development team released a variety of new solutions and programs. In particular, we launched Pivotal eRelationship 2000, Pivotal eSelling 2000, Pivotal ePower 2000, Pivotal Interaction Engine and Pivotal Intelligence Engine. We also established the PivotalWeb .NET and PivotalHost programs. Finally, we introduced Pivotal Anywhere,

"Pivotal's first year as a public company was a success. Pivotal accelerated revenue growth each quarter in fiscal year 2000 with net revenue growth of 109% for the year. We've more than doubled our global staff and increased our presence in North America, Europe and Asia Pacific. We were extremely pleased with our performance on all fronts during fiscal 2000."

Vincent Mifsud
Executive Vice-President & CFO
Pivotal Corporation

MANAGEMENT'S DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS.


our first wireless solution for the demand chain. Pivotal Corporation takes pride in its commitment to and its track record of constantly growing and improving our demand chain network solutions. Our relationship with Microsoft became stronger over the past year as well. We were featured at the Microsoft Windows 2000 launch and won two Microsoft Industry Solutions Awards for Technology Excellence. Our customer base grew to over 1,000 customers. Pivotal's net revenues in the fourth quarter of fiscal 2000 increased 118 percent to $18.2 million compared to $8.3 million in the fourth quarter of fiscal 1999. Net revenues for the year ended June 30, 2000 increased 109 percent to $52.9 million compared to $25.3 million for the year ended June 30, 1999. In summary, we were extremely pleased by our performance in our first year as a public company.

  CORPORATE DESCRIPTION

The terms "Pivotal," "our company" and "we" in this report refer to Pivotal Corporation, a British Columbia company and all of Pivotal Corporation's wholly-owned subsidiaries including Pivotal Corporation, incorporated in Washington State, Pivotal Corporation Limited, incorporated in the United Kingdom, Pivotal Corporation France S.A., incorporated in France, Exactium Ltd., incorporated in Israel, Exactium Inc., incorporated in Delaware State, Pivotal Technologies Corporation Limited, incorporated in the Republic of Ireland, Pivotal Corporation (N.I.) Limited, incorporated in Northern Ireland, Pivotal GmbH, incorporated in Germany, Digital Conversations Inc., incorporated in British Columbia, and Pivotal Corporation Australia Pty. Ltd., incorporated in Australia.

  PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total shareholder return for Pivotal, the S&P 500 Index and the Application Software Index (as reported by Microsoft MoneyCentral Investor). The graph shows the value of $100 invested on August 5, 1999 in our common stock, the S&P 500 Index and the Application Software Index.

Comparison of Cumulative Total Return Among Pivotal Corporation, S&P 500 Index and the Application Software Index

                              [PERFORMANCE GRAPH]

                                        Aug. 5, 1999           Aug. 4, 2000
                                        ------------           ------------
PVTL Index                               $   100.00            $   275.52
S&P 500 Index                            $   100.00            $   129.15
Application Software Index               $   100.00            $   111.36

(as reported by Microsoft MoneyCentral Investor)

MANAGEMENT'S DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS.

  RECENT ACQUISITIONS

During the year ended June 30, 2000, we expanded our portfolio of solutions and distribution capabilities by completing the acquisitions described below. These acquisitions were accounted for using the purchase method of accounting. Accordingly, the results of operations of each acquired company are included in our consolidated statement of income since the acquisition date and the related assets acquired and liabilities assumed were recorded based upon their respective fair values at the date of acquisition.

TRANSITIF S.A.

Effective December 3, 1999, Pivotal acquired Transitif S.A. (now Pivotal Corporation France S.A.), a French corporation that distributes demand chain network solutions. Transitif deploys Pivotal solutions through its network of systems integrators throughout France. We paid cash of $1.3 million including acquisition-related expenditures of $120,000. Additional consideration is payable if the net after-tax earnings of Transitif and license revenues received by Transitif from the future sale of licenses for Pivotal solutions exceed certain targets to June 2002. No payments related to additional consideration were required to be made for the period ended June 30, 2000.

EXACTIUM LTD.

On June 2, 2000, Pivotal acquired Exactium Ltd., an Israeli company based in Atlanta, Georgia that provides electronic selling solutions for Internet and Microsoft standards. We paid a total purchase price of $45.1 million. Significant components of the purchase price include the issuance of common shares and options to purchase common shares with a fair value of $32 million and cash of $13.1 million from working capital (including a shareholder loan repayment of $5.4 million and acquisition related expenditures of $775,000). The amount allocated to in-process research and development of $2.8 million was expensed on the acquisition date. Our valuation employed the SEC's guidelines regarding acceptable methodologies for valuing in-process research and development.

SIMBA TECHNOLOGIES INC.

On June 26, 2000, Pivotal acquired Simba Technologies Inc. (now Digital Conversations Inc.), a Vancouver, British Columbia company that provides digital solutions to aggregate and analyze all Internet customer interactions such as eMail messages, Web chat sessions and Web site surfing into an integrated conversation for Microsoft standards. We paid a total purchase price of $17.6 million consisting of common shares and options to purchase common shares with a fair value of $17.1 million and acquisition-related expenditures of $455,000. The purchased in-process research and development of $1.9 million was expensed at the time of the acquisition.

  SOURCE OF REVENUE AND REVENUE RECOGNITION POLICY

We derive our revenues from the sale of software and services. We recognize product license revenues on delivery of our solutions if:

-    there is persuasive evidence of an arrangement;

-    the fee is fixed or determinable;

- there is vendor-specific objective evidence supporting allocating the total fee among all elements of a multiple-element arrangement; and

-    the collection of the license fee is probable.

Multiple-element arrangements could consist of software licenses, upgrades, enhancements, maintenance and consulting services. Under some license arrangements, with either a fixed or indefinite term, our customers agree to pay for the license with periodic payments extending beyond one year. We recognize revenues from these arrangements as the periodic payments become due, provided all other conditions for revenue recognition are met. We enter into reseller and sub-licensing arrangements that provide a fee payable to us based on a percentage of list price. We recognize revenue only on the fees payable to us, net of any amount payable to the reseller by the customer. We typically sell first year maintenance with the related software license.

MANAGEMENT'S DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS.


Revenue related to maintenance is recognized over the term of the maintenance contract, typically one year. Revenues relating to technical support and maintenance have increased due to our increasing customer base and the renewal of technical support and maintenance contracts upon expiration of first year maintenance arrangements. We recognize revenues from consulting, implementation services, and education as these services are performed. We derive revenue from these services primarily on a time-and-materials basis under a separate service arrangement with the customer. More than 90% of the implementation services provided to our customers in connection with installations of our solutions are provided by third-party consulting and implementation service providers. These third-party service providers contract directly with the customer. Our cost of license revenues primarily consists of costs relating to the packaging and distribution of solutions and related documentation and license fees due to third parties for integrated technology. Our cost of services revenues includes salaries and related expenses for our implementation, consulting support and education organizations and an allocation of facilities, communications and depreciation expenses. Our operating expenses are classified into three general categories: sales and marketing, research and development and general and administrative. We classify all charges to these operating expense categories based on the nature of the expenditures. We allocate the costs for overhead and facilities to each of the functional areas based on their headcount. Software development costs incurred prior to the establishment of technological feasibility are included in research and development costs as incurred. Since license revenues from our solutions are not recognized until after technological feasibility has been established, software development costs are not generally expensed in the same period in which license revenues for the developed solutions are recognized.

  RESULTS OF OPERATIONS

The following table sets forth statement of operations data for the three years ended June 30, 2000 expressed as a percentage of total revenues:


                                                                   Year ended June 30,
-------------------------------------------------------------------------------------------------------
                                                     2000                 1999                 1998
-------------------------------------------------------------------------------------------------------
REVENUES:

     Licenses                                         71%                  74%                  80%

     Services and maintenance                         29%                  26%                  20%
-------------------------------------------------------------------------------------------------------
          Total revenues                             100%                 100%                 100%
-------------------------------------------------------------------------------------------------------
COST OF REVENUES:

     Licenses                                          4%                   2%                   3%

     Services and maintenance                         15%                  12%                   9%
-------------------------------------------------------------------------------------------------------
          Total cost of revenues                      19%                  14%                  12%
-------------------------------------------------------------------------------------------------------

Gross profit                                          81%                  86%                  88%
-------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:

     Sales and marketing                              59%                  66%                  65%

     Research and development                         17%                  20%                  13%

     General and administrative                        8%                  10%                  11%

     Amortization of goodwill                          3%                  --                   --

     In-process research and
     development and other charges                    13%                  --                   --
-------------------------------------------------------------------------------------------------------
          Total operating expenses                   100%                  96%                  89%
-------------------------------------------------------------------------------------------------------
     Loss from operations                            (19%)                (10%)                 (1%)

     Interest and other income (loss)                  4%                  --                    1%
-------------------------------------------------------------------------------------------------------
     Loss before income taxes                        (15%)                (10%)                 --

     Income taxes                                      1%                   1%                  --
-------------------------------------------------------------------------------------------------------
     Net loss                                        (16%)                (11%)                 --
=======================================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS.


YEARS ENDED JUNE 30, 2000 AND 1999

REVENUES

Total revenues increased 109% to $52.9 million for the year ended June 30, 2000 from $25.3 million for the year ended June 30, 1999.

LICENSES

Revenues from licenses increased 99% to $37.4 million for the year ended June 30, 2000 from $18.8 million for the year ended June 30, 1999. Our revenues from licenses increased due to sales to new customers and follow-on sales to existing customers. These increases were attributable to increased market acceptance of our solutions, increased sales as a result of our expansion of our direct and indirect channels of distribution and our marketing organization. We believe that the availability of our Pivotal eRelationship 2000 product suite and Pivotal eSelling 2000 product has contributed to the increase in revenue from licenses, as this has extended the overall functionality of our solutions by permitting organizations to collaborate with customers and partners over the Internet. Revenues from licenses represented 71% and 74% of total revenues for the years ended June 30, 2000 and 1999, respectively. No single customer accounted for 10% or more of our revenues for the years ended June 30, 2000 and 1999. North American license revenues accounted for 72% and 80% of total license revenues in the years ended June 30, 2000 and 1999, respectively.

SERVICES AND MAINTENANCE

Revenues from services and maintenance increased 139% to $15.6 million for the year ended June 30, 2000 from $6.5 million for the year ended June 30, 1999. This resulted from an increase of $4.6 million in revenues from technical support and maintenance contracts, which entitles the customer to new versions of the product and to technical support and maintenance services and an increase of $4.5 million in revenues from implementation, education and consulting service engagements. Our revenues from services and maintenance represented 29% and 26% of total revenues for the years ended June 30, 2000 and 1999, respectively. We believe that revenues from services and maintenance will continue to increase as a percentage of total revenues, due to an increase in the number of technical support and maintenance contracts we expect to obtain as our customer base grows. We intend to expand consulting services targeted at helping customers understand more about matters such as effective one-to-one marketing and using the Internet to increase revenues and improve customer service. We plan to continue relying on third parties to provide a majority of implementation services to our customers, rather than providing those services directly.

COST OF REVENUES

Total cost of revenues increased 185% to $10.3 million for the year ended June 30, 2000 from $3.6 million for the year ended June 30, 1999.

LICENSES

Cost of revenues from licenses consists of costs relating to the packaging and distribution of solutions, related documentation and fees paid for incorporation of third-party solutions into our solutions. Cost of revenues from licenses increased to $2.1 million for the year ended June 30, 2000 from $536,000 for the year ended June 30, 1999. The increase is due primarily to increased costs for third-party technology integrated with our solutions. Cost of revenues from licenses as a percentage of revenues from licenses was 6% and 3% for the years ended June 30, 2000 and 1999, respectively. We expect that the cost of licenses as a percentage of revenue from licenses will increase because we expect to integrate additional software applications licensed from third parties into our solutions.

SERVICES AND MAINTENANCE

Cost of revenues from services and maintenance consists of personnel and other expenses relating to the cost of providing maintenance and customer

MANAGEMENT'S DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS.

support, education and consulting services. Cost of revenues from services and maintenance will vary depending on the mix of services we provide between support and maintenance, education, implementation and consulting services. Gross profit margins are higher for support and maintenance services than they are for education and consulting services. Support and maintenance services involve the delivery of software upgrades, which the customers download and install themselves and customer support. Education and consulting services generally require more involvement by our employees, resulting in higher compensation, travel and similar expenses. Cost of revenues from services and maintenance increased 165% to $8.1 million for the year ended June 30, 2000 from $3.1 million for the year ended June 30, 1999. The increase in dollar amount resulted from the hiring of consulting, customer support and educating personnel to support our growing customer base. Cost of revenues from services and maintenance as a percentage of revenues from services and maintenance was 52% and 47% for the years ended June 30, 2000 and 1999, respectively. We expect that cost of revenues from services and maintenance will continue to increase as a percent of revenues from services and maintenance as we expand our service capabilities in international markets to support planned expansion of our international business and as we expand our consulting services. This will occur because we will be incurring expenses to hire and train employees before we will be earning revenue for their services and because we may not generate enough demand for our services to use all the capacity we add.

OPERATING EXPENSES

SALES AND MARKETING

Sales and marketing expenses consist primarily of salaries, commissions, bonuses and benefits earned by sales and marketing personnel, direct expenditures such as travel, communication and occupancy for direct sales offices and marketing expenditures related to direct mail, online marketing, trade shows, advertising and promotion. Sales and marketing expenses increased 85% to $31.2 million for the year ended June 30, 2000 from $16.8 million for the year ended June 30, 1999. The increase in dollar amounts reflects the expansion of our international sales capability which required an increase in the number of sales and marketing professionals. Sales and marketing expenses decreased as a percentage of total revenues to 59% in the year ended June 30, 2000 from 66% in the year ended June 30, 1999. This decrease of sales and marketing expenses as a percentage of total revenues resulted from the improved productivity of our sales and marketing personnel and programs. We expect that sales and marketing expenses will continue to increase in future periods as we continue to expand our North American and international sales and marketing efforts to expand our market position and increase sales of our solutions.

RESEARCH AND DEVELOPMENT

Research and development expenses consist primarily of salaries, benefits and equipment for software engineers, quality assurance personnel, program managers, product managers, technical writers and outside contractors used to augment the research and development efforts. Research and development expenses increased 80% to $8.9 million for the year ended June 30, 2000 from $5.0 million for the year ended June 30, 1999. The increase was due to the increase in the number of research and development employees. Research and development expenses were 17% and 20% of total revenues for the years ended June 30, 2000 and 1999, respectively. This decrease in the percentage of research and development expenditures compared to total revenues resulted from the higher growth rate of revenues in the year ended June 30, 2000 compared to the growth rate of research and development expenditures. We expect to continue to significantly increase research and development expenditures with a particular emphasis on Internet-related development projects.

GENERAL AND ADMINISTRATIVE

General and administrative expenses consist primarily of salaries, benefits and related costs for executive, finance, administrative, human resources and information services personnel. General and administrative expenses also

MANAGEMENT'S DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS.

include legal and other professional fees. General and administrative expenses increased 70% to $4.2 million for the year ended June 30, 2000 from $2.5 million for the year ended June 30, 1999. General and administrative expenses were 8% and 10% of total revenues, respectively, for the same periods. The increase in general and administrative expenses was due to hiring additional personnel and the implementation of internal financial and administrative systems. We expect general and administrative expenses will increase as we continue to expand the business and begin to increase our administrative capability in international markets.

IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES

During the year ended June 30, 2000, we recorded in-process research and development charges of $4.7 million related to the acquisitions of Exactium and Simba. These amounts were expensed as the underlying projects had not reached technical feasibility, had no alternative future uses and successful development was uncertain. We also recorded a write-down of $2.3 million of other Pivotal assets which were made redundant as a result of the acquisitions of Exactium and Simba.

EXACTIUM LTD.

On June 2, 2000, Pivotal completed the purchase of Exactium and recorded a charge to income of $2.8 million, or $0.15 per share, for in-process research and development. Purchased in-process research and development was related to the completion of Exactium's electronic selling technology and its integration into Pivotal's solutions. At the time of acquisition, a prototype of Exactium's product existed and was being used in limited trials. This prototype was not stable or sufficiently developed to be scaleable on an enterprise-wide basis. We estimated that Exactium's product was approximately 80% complete as of the acquisition date. There was a considerable amount of uncertainty related to increasing the product's scalability for deployment on an enterprise-wide basis, improving the stability of the application and identifying and fixing bugs. In the opinion of management, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, we recorded a charge of $2.8 million in the fourth quarter of fiscal year 2000 related to the acquired in-process research and development. Our valuation of in-process research and development was based upon the forecasted operating cash flows from the technology acquired, giving effect to the stage of completion at the acquisition date. These forecasted cash flows were then discounted at a rate commensurate with the risk involved in completing the acquired in-process technology. The forecasted cash flows assumed inclusion of the product developed from acquired technology into the existing Pivotal product suite. The purchased in-process research and development expense related to completion of Exactium's eSelling 2000 product. This product was completed in late June 2000. We estimated that revenues related to the sale of solutions incorporating Exactium's technology would commence in the year ending June 30, 2001 and would increase thereafter. Revenue increases were based upon the historical growth rate of software sales for the demand chain network market. The estimated operating costs as a percentage of estimated revenue were based upon Pivotal's normal operating margin. Operating cash flows were reduced by an expected effective tax rate of 40%. Net cash flows were discounted to their present value at the acquisition date using an appropriate after-tax risk-adjusted discount rate reflecting the risk of unproven but partially developed software products.

SIMBA TECHNOLOGIES INC.

On June 26, 2000, Pivotal completed its purchase of Simba. We recorded a charge to income of $1.9 million for in-process research and development or $0.10 per share. At the time of the acquisition, Simba did not have a first-generation product. There were a considerable number of uncertainties as to completion of the product. In the opinion of management, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, we recorded a charge of $1.9 million in the fourth quarter of fiscal 2000 related to the acquired in-process research and development. Our valuation of the acquired research and

MANAGEMENT'S DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS.

development was based upon the present value of forecasted operating cash flows from the technology acquired, giving effect to the stage of completion at the acquisition date. These forecasted cash flows were then discounted at a rate commensurate with the risk involved in completing the acquired technology. The forecasted cash flows assumed inclusion of the product developed from acquired technology into the existing Pivotal product suite. Our valuation of acquired research and development was prepared using the income approach and contemplated that sales of solutions incorporating Simba's technology would commence in late 2000 and increase thereafter. Revenue increases were based upon the historical growth rate of software sales for the electronic marketing market and for Pivotal. Operating costs as a percentage of revenue were estimated based upon our normal operating margin. Operating cash flows were reduced by an expected effective tax rate of 40%. Net cash flows were discounted to their present value at the acquisition date using an appropriate after-tax risk-adjusted discount rate reflecting the risk of unproven but partially developed solutions. Failure to achieve the expected levels of revenues and net income from the Exactium and Simba products will negatively impact the return on investment expected at the time the acquisitions were completed and may potentially result in impairment of other assets related to the acquisitions.

AMORTIZATION OF GOODWILL

Amortization of goodwill was $1.4 million in the year ended June 30, 2000 related to goodwill arising from the acquisitions of Transitif and Exactium. There was no amortization of goodwill in the year ended June 30, 1999. We expect amortization of goodwill to increase in future periods due to the amortization of goodwill related to the acquisition of Simba and as a result of a full year's amortization being taken on the goodwill arising from the acquisitions of Transitif and Exactium. In addition, we anticipate acquiring other companies or assets in the future which could result in significant goodwill amortization charges and this could materially impact our operating results.

SHARE-BASED COMPENSATION

We recorded deferred compensation expenses of $473,000 during the year ended June 30, 1999 in connection with grants of employee share purchase options with exercise prices lower than the deemed fair market value of our common shares. We are amortizing this amount over the four-year period in which the options vest. We will allocate the expense among operating expense categories based on the primary activity of the employee that holds the option. We recognized $223,000 and $57,000 in compensation expense in the years ended June 30, 2000 and 1999, respectively. We currently expect to recognize $113,000, $58,000 and $22,000 in the years ending June 30, 2001, 2002 and 2003, respectively.

INTEREST AND OTHER INCOME (LOSS)

Interest and other income (loss) consist of earnings on cash, cash equivalents and short-term investments, net of interest expense, foreign exchange gains and losses and gains and losses on sale of property and equipment. Interest and other income (loss) increased to income of $2.2 million for the year ended June 30, 2000 from a loss of $24,000 for the year ended June 30, 1999. These increases are primarily due to interest earned from cash, cash equivalents and short-term investments generated by our initial public offering. Interest and other income for the year ended June 30, 2000 included foreign exchange losses of $168,000 compared to losses of $191,000 for the year ended June 30, 1999. The other components of interest and other income were not material for the periods presented.

INCOME TAXES

Income taxes increased to $557,000 for the year ended June 30, 2000 from $243,000 for the year ended June 30, 1999. These taxes related to the United States and the United Kingdom. As a result of net operating losses and the availability of loss carry forwards in Canada, we have not incurred significant Canadian income taxes.

MANAGEMENT'S DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS.

  YEARS ENDED JUNE 30, 1999 AND 1998

REVENUES

Total revenues increased 78% to $25.3 million for the year ended June 30, 1999 from $14.2 million for the year ended June 30, 1998.

LICENSES

Revenues from licenses increased 66% to $18.8 million for the year ended June 30, 1999 from $11.3 million for the year ended June 30, 1998. Increased sales of licenses for Pivotal Relationship and related solutions contributed $6.9 million of this increase and sales of Pivotal eRelationship solutions contributed approximately $600,000. Revenues from licenses decreased to 74% from 80% as a percentage of total revenues for the years ended June 30, 1999 and 1998, respectively. No single customer accounted for 10% or more of our revenues for the years ended June 30, 1999 and 1998. North American license revenues accounted for 80% and 90% of total license revenues in the years ended June 30, 1999 and 1998, respectively.

SERVICES AND MAINTENANCE

Revenues from services and maintenance increased 125% to $6.5 million for the year ended June 30, 1999 from $2.9 million for the year ended June 30, 1998. This resulted from an increase of $2.8 million in revenues from technical support and maintenance contracts, which entitle the customer to new versions of the product and to technical support and maintenance services, and an increase of $800,000 in revenues from implementation, education and consulting service engagements. Our revenues from services and maintenance represented 26% and 20% of total revenues for the years ended June 30, 1999 and 1998, respectively.

COST OF REVENUES

Total cost of revenues increased 115% to $3.6 million for the year ended June 30, 1999 from $1.7 million for the year ended June 30, 1998.

LICENSES

Cost of revenues from licenses increased to $536,000 for the year ended June 30, 1999 from $401,000 for the year ended June 30, 1998. Cost of revenues from licenses as a percentage of revenues from licenses was 3% and 4% for the years ended June 30, 1999 and 1998, respectively.

SERVICES AND MAINTENANCE

Cost of revenues from services and maintenance increased 140% to $3.1 million for the year ended June 30, 1999 from $1.3 million for the year ended June 30, 1998. The increase in dollar amount resulted from the hiring of consulting, customer support and educating personnel to support our growing customer base. Cost of revenues from services and maintenance as a percentage of revenues from services and maintenance was 47% and 44% for the years ended June 30, 1999 and 1998, respectively.

OPERATING EXPENSES

SALES AND MARKETING

Sales and marketing expenses increased 82% to $16.8 million for the year ended June 30, 1999 from $9.2 million for the year ended June 30, 1998. Sales and marketing expenses increased as a percentage of total revenues to 66% for the year ended June 30, 1999 from 65% for the year ended June 30, 1998. This increase resulted primarily from expanding our North America and international sales and marketing organizations.

RESEARCH AND DEVELOPMENT

Research and development expenses increased 160% to $5.0 million for the year ended June 30, 1999 from $1.9 million for the year ended June 30, 1998. The increases were due to increases in the number of research and development employees. Research and development expenses increased to 20% from 13% as a percentage of total revenues for the years ended June 30, 1999 and 1998, respectively.

MANAGEMENT'S DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS.

GENERAL AND ADMINISTRATIVE

General and administrative expenses increased 63% to $2.5 million for the year ended June 30, 1999 from $1.5 million for the year ended June 30, 1998. General and administrative expenses declined to 10% from 11% as a percentage of total revenues for the same respective periods.

INTEREST AND OTHER INCOME (LOSS)

Interest and other income (loss) declined to a loss of $24,000 for the year ended June 30, 1999 from income of $136,000 for the year ended June 30, 1998. This decline occurred because our interest income was offset by $191,000 in foreign exchange losses and a $52,000 loss on disposal of property and equipment. We have not had significant interest expense, as we have not borrowed any funds.

INCOME TAXES

Income taxes increased to $243,000 for the year ended June 30, 1999 from $10,000 for the year ended June 30, 1998. As a result of net operating losses and the availability of loss carry forwards in Canada, we have not incurred significant Canadian income taxes.

  QUARTERLY RESULTS OF OPERATIONS

The following tables present our unaudited quarterly results of operations both in absolute dollars and on percentage of revenue basis for each of our last eight quarters. This data has been derived from unaudited consolidated financial statements that have been prepared on the same basis as the annual audited consolidated financial statements and, in our opinion, include all normal recurring adjustments necessary for the fair presentation of such information. These unaudited quarterly results should be read in conjunction with our consolidated financial statements.

MANAGEMENT'S DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS.



                                                                     Three months ended
---------------------------------------------------------------------------------------------------------------------------
                                      Sept. 30,  Dec. 31,   Mar. 31,   June 30,  Sept. 30,   Dec. 31,   Mar. 31,   June 30,
                                        1998       1998       1999       1999       1999       1999       2000       2000
---------------------------------------------------------------------------------------------------------------------------
REVENUES:

     Licenses                         $  3,276   $  4,323   $  5,006   $  6,214   $  6,097   $  8,026   $ 10,125   $ 13,136

     Services and maintenance            1,292      1,390      1,717      2,109      2,578      3,516      4,412      5,049
---------------------------------------------------------------------------------------------------------------------------
          Total revenues                 4,568      5,713      6,723      8,323      8,675     11,542     14,537     18,185
---------------------------------------------------------------------------------------------------------------------------

COST OF REVENUES:

     Licenses                               73         97        268         98        284        410        635        812

     Services and maintenance              562        589        822      1,105      1,368      1,813      2,295      2,671
---------------------------------------------------------------------------------------------------------------------------
          Total cost of revenues           635        686      1,090      1,203      1,652      2,223      2,930      3,483
---------------------------------------------------------------------------------------------------------------------------
Gross profit                             3,933      5,027      5,633      7,120      7,023      9,319     11,607     14,702
---------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:

     Sales and marketing                 3,488      3,933      4,404      5,005      5,715      6,917      8,214     10,319

     Research and development              808      1,166      1,184      1,800      1,569      2,125      2,409      2,803

     General and administrative            543        512        566        845        707        968      1,197      1,318

     Amortization of goodwill               --         --         --         --         --         32         97      1,280

     In-process research and
       development and other charges        --         --         --         --         --         --         --      6,979
---------------------------------------------------------------------------------------------------------------------------
          Total operating expenses       4,839      5,611      6,154      7,650      7,991     10,042     11,917     22,699
---------------------------------------------------------------------------------------------------------------------------
Loss from operations                      (906)      (584)      (521)      (530)      (968)      (723)      (310)    (7,997)

Interest and other income (loss)           107          1        (63)       (69)       357        685        673        478
---------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes         (799)      (583)      (584)      (599)      (611)       (38)       363     (7,519)

Income taxes                                60         60         63         60         75        126        139        217
---------------------------------------------------------------------------------------------------------------------------
Net income (loss)                     $   (859)  $   (643)  $   (647)  $   (659)  $   (686)  $   (164)  $    224   $ (7,736)
===========================================================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS.



                                                                      Three months ended
------------------------------------------------------------------------------------------------------------------------------
                                      Sept. 30,   Dec. 31,    Mar. 31,  June 30,  Sept. 30,   Dec. 31,    Mar. 31,    June 30,
                                         1998       1998       1999       1999       1999       1999        2000       2000
------------------------------------------------------------------------------------------------------------------------------
REVENUES:

     Licenses                              72%        76%        74%        75%        70%        70%        70%        72%

     Services and maintenance              28%        24%        26%        25%        30%        30%        30%        28%
------------------------------------------------------------------------------------------------------------------------------
          Total revenues                  100%       100%       100%       100%       100%       100%       100%       100%
------------------------------------------------------------------------------------------------------------------------------
COST OF REVENUES:

     Licenses                               2%         2%         4%         1%         3%         3%         4%         4%

     Services and maintenance              12%        10%        12%        13%        16%        16%        16%        15%
------------------------------------------------------------------------------------------------------------------------------
          Total cost of revenues           14%        12%        16%        14%        19%        19%        20%        19%
------------------------------------------------------------------------------------------------------------------------------
Gross profit                               86%        88%        84%        86%        81%        81%        80%        81%
------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:

     Sales and marketing                   76%        69%        66%        60%        66%        60%        56%        57%

     Research and development              18%        20%        17%        22%        18%        19%        17%        15%

     General and administrative            12%         9%         8%        10%         8%         8%         8%         7%

     Amortization of goodwill              --         --         --         --         --         --          1%         7%

     In-process research and
       development and other charges       --         --         --         --         --         --         --         39%
------------------------------------------------------------------------------------------------------------------------------
          Total operating expenses        106%        98%        91%        92%        92%        87%        82%       125%
------------------------------------------------------------------------------------------------------------------------------
Loss from operations                      (20%)      (10%)       (7%)       (6%)      (11%)       (6%)       (2%)      (44%)

Interest and other income (loss)            2%        --         (1%)       (1%)        4%         6%         5%         3%
------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes         (18%)      (10%)       (8%)       (7%)       (7%)       --          3%       (41%)

Income taxes                                1%         1%         1%         1%         1%         1%         1%         1%
------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                         (19%)      (11%)       (9%)       (8%)       (8%)       (1%)        2%       (42%)
==============================================================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS.

We have typically experienced an increase in revenues during our fourth fiscal quarter ended June 30 which we believe is primarily related to sales compensation policies and annual objectives. In addition, a pattern of reduced buying by European customers during July and August has resulted in lower European license revenues in the quarter ended September 30 and our license revenues for the quarters ended September 30 have been lower than license revenues for the previous quarter ended June 30. We incurred operating losses as we increased the level of investment in all facets of our business. Our quarterly operating results have fluctuated significantly in the past and will continue to fluctuate in the future as a result of a number of factors, many of which are outside of our control. As a result of our limited operating history and recent acquisitions, we cannot forecast operating expenses based on historical results. Accordingly, we base our anticipated level of expense in part on future revenue projections. Most of our expenses are fixed in the short-term and we may not be able to quickly reduce spending if revenues are lower than we have projected. Our ability to forecast our quarterly revenues accurately is limited given our limited operating history, length of the sales cycle of our solutions and other uncertainties in our business. If revenues in a particular quarter do not meet projections, our net losses in a given quarter would be greater than expected. As a result, we believe that our quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of future performance.

  LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2000, we had $4.7 million in cash and cash equivalents, $30.8 million in short-term investments and $28.3 million in working capital. During the quarter ended September 30, 1999, we successfully concluded our initial public offering, generating $43.1 million cash proceeds net of expenses and brokers' commissions. Our cash, cash equivalents and short-term investments increased to a total of $35.5 million as of June 30, 2000 from $9.3 million as of June 30, 1999. Our working capital increased to $28.3 million at June 30, 2000 from $7.3 million at June 30, 1999. We generated cash from operating activities of $4.9 million and $2.5 million for the years ended June 30, 2000 and 1999, respectively, as a result of obtaining improved payment terms from our principal suppliers and up front payments for maintenance support from our customers. Cash used in operating activities in the year ended June 30, 1998 was $1.1 million. Net cash used in investing activities was $54.3 million, $2.4 million and $1.6 million for the years ended June 30, 2000, 1999, 1998, respectively. Capital expenditures totaled $6.1 million, $2.4 million and $1.7 million for the years ended June 30, 2000, 1999 and 1998, respectively. These capital expenditures related primarily to the acquisition of computer software and equipment as well as furniture and fixtures as a result of our growing employee base. During the year ended June 30, 2000, we used $14.5 million (net of cash acquired) on the acquisitions of Transitif, Exactium and Simba. During the year ended June 30, 2000, we purchased short-term investments of $30.8 million and other assets of $2.9 million. Net cash provided by financing activities was $44.8 million, $8.0 million and $74,000 for the years ended June 30, 2000, 1999 and 1998, respectively. Net cash provided by financing activities resulted from sales of equity securities. For the year ended June 30, 2000, we raised $43.1 million from our initial public offering and we received $1.7 million on exercise of stock options. Our principal source of liquidity at June 30, 2000 was our cash, cash equivalents and short-term investments of $35.5 million. We also have credit facilities with a Canadian chartered bank, which include an operating facility of US$10.0 million bearing interest at the bank's prime rate and a term loan facility of US$5.0 million bearing interest at the bank's prime rate to be used for various capital expenditures. The credit facilities are secured by all of our assets, including our equipment and accounts receivable and the shares of our subsidiaries. At June 30, 2000, no amounts were outstanding under the operating facility or the term loan facility. We believe that the total amount of cash, cash equivalents and short-term investments, along with the credit facilities, will be sufficient to meet our anticipated cash needs for working capital or other purposes at least through the year ending June 30, 2001. Thereafter, depending on the development of our business, we may need to raise additional cash for working capital or other expenses. We also may encounter opportunities for acquisitions or other

MANAGEMENT'S DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS.

business initiatives that require significant cash commitments, or unanticipated problems or expenses that could result in a requirement for additional cash before that time. If we need to raise additional cash, financing may not be available to us on favorable terms or at all.

  FOREIGN EXCHANGE AND HEDGING ACTIVITIES

We are exposed to foreign currency fluctuations through our operations in Canada. Substantially all of our revenues and corresponding receivables are in United States dollars. However, a majority of our research and development expenses, customer support costs and administrative expenses are in Canadian dollars. As part of our hedging policy implemented during 1999, we identify our future Canadian currency requirements related to payroll costs, capital expenditures and operating lease commitments, and purchase forward exchange contracts to cover our currency needs at the beginning of an operational period, generally one quarter. We do not enter into forward exchange contracts or any derivative financial instruments for trading purposes. Prior to the year ended June 30, 1999, we did not engage in hedging transactions and our gains and losses on foreign currency transactions were not significant. Under our current hedging policy, we identify our forward contracts related to operating lease commitments and commitments for capital expenditures as hedges of firm, identifiable Canadian currency commitments. We recognize the gains and losses on these contracts when the related lease commitment is paid or the capital expenditure is made. We recognize gains and losses on other forward contracts in earnings in the current period. As of June 30, 2000, we had outstanding currency forward exchange contracts of $5.5 million which will be held to maturity and relate to operating expenses. As of June 30, 1999, we had no outstanding currency forward exchange contracts because forward contracts generally mature at the end of a quarterly period. During the quarter ended June 30, 2000 and 1999, we recorded a foreign exchange loss of $168,000 and $122,000, respectively, from the unhedged portion of our foreign currency exposure as the Canadian dollar strengthened substantially during the quarter. While we expect to continue to use our current method of hedging our foreign currency risk in the future, we may change our hedging methodology. If our currency requirements differ materially from our hedged position during periods of currency volatility, or if we do not continue to hedge our Canadian currency commitments, we could experience unanticipated currency gains or losses. We assume the risk relating to the creditworthiness of our counterparties when we engage in hedging transactions. We mitigate this risk by dealing only with substantial commercial banks we believe to be creditworthy. We do not believe that the credit risk associated with these transactions is material.

  AUDIT COMMITTEE

We have established an Audit Committee of the Board of Directors, the charter of which is to oversee the activities of management and Pivotal's external auditors as they relate to the financial reporting process. In the year ended June 30, 2000, the Audit Committee was comprised of Robin Louis, Doug Mackenzie and Roger Siboni. Roger Siboni resigned in April 2000. In particular, the Audit Committee's role includes ensuring that management properly develops and adheres to a sound system of internal controls, and that our external auditors, through their own review, assess the effectiveness of those controls and management's adherence to them. In fulfilling their responsibilities, the Audit Committee conducted regular, quarterly meetings with Pivotal's external auditors. In these meetings, the Audit Committee discussed with management and our external auditors the quality and acceptability of accounting principles and significant transactions or issues encountered during the period. In addition, the Audit Committee met with Pivotal's external auditors independent of management to provide for independent and confidential assessment of management and the internal controls as they relate to the quality and reliability of our financial statements. Subsequent to year end, we adopted an Audit Committee Charter as required by the Nasdaq Stock Exchange, Inc. ("Nasdaq") in compliance with the Nasdaq's Marketplace Rules. Pivotal is committed to supporting this process and the Audit Committee in fulfilling their role of ensuring the integrity of our internal controls and financial reporting.

MANAGEMENT'S DISCUSSION & ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS.

  YEAR 2000 ISSUES

We believe that the current versions of our internally developed solutions, as well as our management and information systems, are Year 2000 compliant. When the century changed, we experienced no disruption of our business operations and no product failures as a result of Year 2000 compliance issues or otherwise. The costs we incurred in connection with remediating our systems during 1999 were immaterial. At this time, we are not aware of any material defects resulting from Year 2000 issues, either with our solutions, our internal systems, or the solutions and services of third parties on which we rely. Nevertheless, some Year 2000 problems may not appear until after January 1, 2000. As a result, we may still face claims for undiscovered Year 2000 errors in our own solutions or for Year 2000 issues arising from third-party solutions that we integrate into our solutions or with which our solutions and systems exchange data. In addition, if our suppliers or distributors encounter Year 2000 problems, our ability to deliver our solutions and services could be disrupted.

  FORWARD LOOKING STATEMENTS

Statements in this annual report about our future results, levels of activity, performance, goals or achievements or other future events constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. These factors include, among others, those listed under "Risk Factors" or described elsewhere in this annual report. In some cases, you can identify forward-looking statements by our use of words such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative or other variations of these words, or other comparable words or phrases. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of forward-looking statements. We are under no duty to update any of our forward-looking statements after the date of this report. You should not place undue reliance on forward-looking statements.

  RISK FACTORS

- Factors relating to our business and the market for demand chain network solutions make our future operating results uncertain and may cause them to fluctuate from period to period.

- We expect seasonal trends to cause our quarterly license revenues to fluctuate and in recent years our license revenues for the fourth quarter of our fiscal year have exceeded the revenues for the following quarter.

- Our limited operating history makes it difficult to predict our future operating results.

- We have a history of losses, we may incur losses in the future and our losses may increase because of our plan to increase operating expenses.

-    The market for our solutions is highly competitive.

- We depend upon Microsoft and the continued adoption and performance of the Microsoft Windows 2000 and Microsoft Backoffice platforms.

- The market for our solutions is new and highly uncertain and our plan to focus on Internet-based applications and to integrate electronic commerce features adds to this uncertainty.

- The success of our solutions will depend upon the continued use and expansion of the Internet.

- We depend on third-party wireless service providers for the successful implementation of our Pivotal Anywhere solution.

- Our future revenue growth could be impaired if we are unable to expand our direct sales and support infrastructure.

- We rely on our Pivotal Alliance network of independent companies to sell, install and service our solutions and to provide specialized software for use with them and our PivotalHost Program relies on third-party application service providers.

- The loss of our co-founders or other key personnel or our failure to attract and retain additional personnel could adversely affect our business.

-    We face risks from the expansion of our international operations.

- Political unrest may adversely affect the operation of our European customer support center located in Northern Ireland.

- Fluctuations in currency exchange rates and risks associated with our hedging policies may affect our operating results.

- We have experienced rapid growth which has placed a strain on our resources and any failure to manage our growth effectively could cause our business to suffer.

- The integration of Transitif, Exactium, Simba and any future acquisitions may be difficult and disruptive.

- Our sales cycle is long and sales delays could cause our operating results to vary widely.

- Our plan to expand our service capability could adversely affect gross profit margins and operating results.

- We rely on software licensed to us by third parties for features we include in our solutions.

- We must continue to develop enhancements to our solutions and new applications and features that respond to the evolving needs of our customers, rapid technological change and advances introduced by our competitors.

-    We may be unable to adequately protect our proprietary rights.

- Claims by other companies that our solutions infringe their copyrights or patents could adversely affect our ability to sell our solutions and increase our costs.

-    Our software solutions may suffer from defects or errors.

- If our customers' systems' security is breached, our business and reputation could suffer.

- Changes in accounting standards and in the way we charge for licenses could affect our future operating results.

-    Our share price may continue to be volatile.

- Certain shareholders may be able to exercise control over matters requiring shareholder approval.

2000
Financial
Statements

INDEPENDENT AUDITORS' REPORT



To the Shareholders of Pivotal Corporation

We have audited the accompanying consolidated balance sheets of Pivotal Corporation as of June 30, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pivotal Corporation as of June 30, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2000 in conformity with United States generally accepted accounting principles.




/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Vancouver, Canada

July 13, 2000

PIVOTAL CORPORATION

CONSOLIDATED BALANCE SHEETS (Expressed in United States dollars; all amounts in thousands except par value data)



                                                                                                        June 30,
---------------------------------------------------------------------------------------------------------------------------
                                                                                              2000                   1999
---------------------------------------------------------------------------------------------------------------------------
ASSETS

Current assets:

     Cash and cash equivalents                                                              $   4,734             $   9,338

     Short term investments                                                                    30,788                    --

     Accounts receivable                                                                       16,764                 8,304

     Prepaid expenses                                                                           1,859                 1,029
---------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                           54,145                18,671

Property and equipment, net                                                                     7,231                 3,051

Goodwill, intangibles and other assets, net                                                    60,569                    --
---------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                $ 121,945             $  21,722
===========================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:

     Accounts payable and accrued liabilities                                               $  16,877             $   6,329

     Deferred revenue                                                                           8,971                 5,085
---------------------------------------------------------------------------------------------------------------------------

Total current liabilities                                                                      25,848                11,414
---------------------------------------------------------------------------------------------------------------------------

Redeemable convertible preferred shares,
     authorized, issued and outstanding shares - none at
       June 30, 2000 and 9,946 at June 30, 1999                                                    --                17,500

Shareholders' equity (deficit):

     Preferred shares, undesignated, no par value, authorized shares - 20,000 at
      June 30, 2000 and June 30, 1999; no shares issued and outstanding                            --                    --

     Class A convertible preferred shares, no par value, authorized, issued
       and outstanding shares - none in 2000 and 2,000 in 1999                                     --                    83

     Common shares, no par value, authorized shares - 200,000 at June 30, 2000 and June 30, 1999, respectively; issued and outstanding shares -
       22,057 and 3,454 at June 30, 2000 and June 30, 1999, respectively                      105,076                   563

     Class B common shares, Cdn.$0.03 par value, authorized shares - none and
       600 in 2000 and 1999, respectively; issued and outstanding shares - none
       and 477 in 2000 and 1999, respectively                                                      --                     4

     Additional paid-in capital                                                                 7,002                    --

     Deferred share-based compensation                                                           (193)                 (416)

     Accumulated deficit                                                                      (15,788)               (7,426)
---------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity (deficit)                                                           96,097                (7,192)
---------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity (deficit)                                        $ 121,945             $  21,722
===========================================================================================================================

See accompanying notes

PIVOTAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Expressed in United States dollars; all amounts in thousands except amounts per share)



                                                                              Years ended June 30,
--------------------------------------------------------------------------------------------------------------------
                                                                    2000                 1999                 1998
--------------------------------------------------------------------------------------------------------------------
REVENUES:

 Licenses                                                         $ 37,384             $ 18,819             $ 11,311

 Services and maintenance                                           15,555                6,508                2,898
--------------------------------------------------------------------------------------------------------------------
     Total revenues                                                 52,939               25,327               14,209
--------------------------------------------------------------------------------------------------------------------
COST OF REVENUES:

 Licenses                                                            2,141                  536                  401

 Services and maintenance                                            8,147                3,078                1,281
--------------------------------------------------------------------------------------------------------------------
     Total cost of revenues                                         10,288                3,614                1,682
--------------------------------------------------------------------------------------------------------------------
Gross profit                                                        42,651               21,713               12,527
--------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:

 Sales and marketing                                                31,165               16,830                9,226

 Research and development                                            8,906                4,958                1,910

 General and administrative                                          4,190                2,466                1,513

 Amortization of goodwill                                            1,409                   --                   --

 In process research and development and other charges               6,979                   --                   --
--------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                       52,649               24,254               12,649
--------------------------------------------------------------------------------------------------------------------
Loss from operations                                                (9,998)              (2,541)                (122)

Interest and other income (loss)                                     2,193                  (24)                 136
--------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                   (7,805)              (2,565)                  14

Income taxes                                                           557                  243                   10
--------------------------------------------------------------------------------------------------------------------
Net income (loss) for the year                                    $ (8,362)            $ (2,808)            $      4
====================================================================================================================
Earnings (loss) per share:

     Basic                                                        $  (0.45)            $  (0.72)                  $-

     Diluted                                                      $  (0.45)            $  (0.72)                  $-

     Pro forma basic and diluted                                  $  (0.39)            $  (0.18)                  $-

Weighted average number of shares used to calculate earnings (loss) per share:

     Basic                                                          18,643                3,888                3,720

     Diluted                                                        18,643                3,888               14,927

     Pro forma basic                                                21,339               15,940

See accompanying notes

PIVOTAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
(Expressed in United States dollars; all amounts in thousands)

                                                                                                                           Total
                               Class A Convertible                 Additional  Class B Common    Deferred              Shareholders'
                                Preferred Shares   Common Shares    Paid-in        Shares       Share-based               Equity
                                Shares   Amount  Shares     Amount  Capital    Shares   Amount  Compensation (Deficit)   (Deficit)
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997             2,000   $83     3,430      $    6   $   --              $--       $--   $  (4,622)  $  (4,533)

Issuance of common shares on
  exercise of stock options           --    --       423          74       --     --        --        --          --          74

Net income                            --    --        --          --       --     --        --        --           4           4
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998             2,000    83     3,853          80       --     --        --        --      (4,618)     (4,455)

Conversion of common shares on
  exercise of stock options           --    --        78          14       --     --        --        --          --          14

Conversion of common shares into
  Class B common shares               --    --      (477)         (4)      --    477         4        --          --          --

Deferred share-based
  compensation                        --    --        --         473       --     --        --      (473)         --          --

Amortization of share-based
  compensation                        --    --        --          --       --     --        --        57          --          57

Net loss                              --    --        --          --       --     --        --        --      (2,808)     (2,808)
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1999             2,000    83     3,454         563       --    477         4      (416)     (7,426)     (7,192)

Conversion of Class B common
  shares into common shares           --    --       477           4       --   (477)       (4)       --          --          --

Conversion of Class A preferred
  shares into common shares        2,000)  (83)    2,000          83       --     --        --        --          --          --

Conversion of redeemable
  convertible preferred shares
  into common shares                  --    --    10,052      17,500       --     --        --        --          --      17,500

Issuance of common shares
  on exercise of stock options        --    --       375         995       --     --        --        --          --         995

Issuance of common shares
  on initial public offering,
  net of offering costs               --    --     3,975      43,101       --     --        --        --          --      43,101

Issuance of common shares
  related to Employee Stock
  Purchase Plan                       --    --        69         707       --     --        --        --          --         707

Acquisitions                          --    --     1,655      42,123    7,002     --        --        --          --      49,125

Amortization of share-based
  compensation                        --    --        --          --       --     --        --       223          --         223

Net loss                              --    --        --          --       --     --        --        --      (8,362)     (8,362)
------------------------------------------------------------------------------------------------------------------------------------
Balance June 30, 2000                 --   $--    22,057   $ 105,076   $7,002     --       $--    $ (193)  $ (15,788)  $  96,097
====================================================================================================================================

See accompanying notes

PIVOTAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in United States dollars; all amounts in thousands)

                                                                                               Years ended June 30,
--------------------------------------------------------------------------------------------------------------------------------
                                                                                       2000             1999             1998
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:

 Net income (loss) for the period                                                    $ (8,362)        $ (2,808)        $      4

 Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

  Amortization of goodwill                                                              1,409               --               --

  Depreciation                                                                          2,215            1,017              410

  In-process research and development and other charges                                 6,979               --               --

  Loss on disposal of property and equipment                                               --               52               55

  Non-cash share-based compensation expense                                               223               57               --

 Change in operating assets and liabilities                                             2,469            4,196           (1,596)
--------------------------------------------------------------------------------------------------------------------------------
 Net cash provided by (used in) operating activities                                    4,933            2,514           (1,127)
--------------------------------------------------------------------------------------------------------------------------------
Cash flows for investing activities:

 Purchase of property and equipment                                                    (6,110)          (2,392)          (1,666)

 Acquisitions (net of cash acquired)                                                  (14,520)              --               --

 Purchase of short-term investments                                                   (30,788)              --               --

 Other assets                                                                          (2,921)              --               23
--------------------------------------------------------------------------------------------------------------------------------
 Net cash used in investing activities                                                (54,339)          (2,392)          (1,643)
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:

 Net proceeds from initial public offering of common shares                            43,101               --               --

 Proceeds from issuance of common shares                                                1,701               14               74

 Proceeds from issuance of redeemable convertible preferred shares                         --            8,000               --
--------------------------------------------------------------------------------------------------------------------------------
 Net cash provided by financing activities                                             44,802            8,014               74
--------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                   (4,604)           8,136           (2,696)

Cash and cash equivalents, beginning of period                                          9,338            1,202            3,898
--------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                                             $  4,734         $  9,338         $  1,202
================================================================================================================================
SUPPLEMENTAL CASH FLOW DISCLOSURE

 Income taxes paid (recovered)                                                       $    324         $    137         $    (12)

SUPPLEMENTAL NON-CASH INVESTING DISCLOSURE

 Acquisitions of Exactium and Simba                                                  $ 49,125               $-               $-

SUPPLEMENTAL NON-CASH FINANCING DISCLOSURE

 Issuance of common shares and options on acquisitions                               $ 49,125               $-               $-

 Conversion of preferred shares into common shares                                   $ 17,583               $-               $-


See accompanying notes

PIVOTAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars; all amounts in thousands except amounts per share)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Pivotal Corporation enables large and medium-sized businesses worldwide to make, serve, and manage customers efficiently and intelligently by providing demand chain networks based on Microsoft standards. Pivotal helps companies manage collaborative relationships between customers, business partners, and employees; guide intelligent commerce transactions across multiple channels; and seamlessly integrate the demand chain with the supply chain. Pivotal's software solutions include Pivotal eRelationship, developed to manage the eBusiness relationships, Pivotal eSelling, designed to sell complex products over the Internet, and Pivotal ePower, an integrated Internet application platform that is built on best-in-class resources.

PRINCIPLES OF CONSOLIDATION

These consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and include the accounts of Pivotal and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Estimates are used for, but not limited to, the accounting for doubtful accounts, depreciation and amortization, taxes and contingencies. Actual results may differ from those estimates.

REVENUE RECOGNITION

Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), was issued in October 1997 by the American Institute of Certified Public Accountants ("AICPA") and was amended by Statement of Position 98-4 (SOP 98-4). Pivotal adopted SOP 97-2 effective for Pivotal's year ended June 30, 1998. Additionally, the AICPA issued SOP 98-9, which provides certain amendments to SOP 97-2, which is effective for transactions entered into beginning July 1, 1999. Pivotal adopted SOP 98-9 in the first quarter of fiscal year 2000 and its adoption had no material impact on Pivotal's operating results or financial position. Pivotal generates revenues through two sources: (1) software license revenues and (2) services and maintenance revenues. Software license revenues are normally generated from licensing the perpetual right to use Pivotal's products directly to end-users and indirectly through resellers and, to a lesser extent, through third-party products Pivotal distributes. Pivotal recognizes as revenue only the fee payable from the reseller, net of any discount. Service revenues are generated from consulting services, education and maintenance. Revenues from software license agreements are recognized upon delivery of software if persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. Vendor-specific objective evidence is typically based on the price charged when an element is sold separately, or, in the case of an element not yet sold separately, the price established by authorized management, if it is probable that the price, once established, will not change before market introduction. Elements included in multiple element arrangements could consist of software products, upgrades, enhancements, customer support services, or consulting services. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period. Pivotal's agreements with its customers and resellers do not contain product return rights. Revenues for license arrangements with payment term extending beyond one year are recognized periodically as payments become due, provided all other conditions for revenue recognition are met. Maintenance revenues

PIVOTAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars; all amounts in thousands except amounts per share)

are recognized ratably over the term of the contract, typically one year. Consulting revenues are primarily related to implementation services performed on a time-and-materials basis under separate service arrangements related to the installation and use of Pivotal's software products. Revenues from consulting and education services are recognized as services are performed. If a transaction includes both license and service elements, license fee revenues are recognized separately on shipment of the software, provided services do not include significant customization or modification of the base product, and the payment terms for licenses are not subject to acceptance criteria. In cases where license fee payments are contingent on acceptance of services, Pivotal defers recognition of revenues from both the license and the service elements until the acceptance criteria are met.

CASH AND CASH EQUIVALENTS

Cash equivalents consist of highly liquid short-term investments with original maturities at the date of acquisition of 90 days or less and are recorded at cost.

SHORT-TERM INVESTMENTS

Short term investments consist of money market instruments with maturities of less than one year. As at June 30, 2000, Pivotal's short-term investments consisted solely of held-to-maturity investments and their carrying value was substantially the same as their market value.

FAIR VALUE OF FINANCIAL INSTRUMENTS

At June 30, 2000 and 1999, Pivotal had the following financial instruments: cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, and at June 30, 1999, redeemable convertible preferred shares. The carrying value of cash and cash equivalents, short-term investments, accounts receivable and accounts payable and accrued liabilities approximates their fair value based on their liquidity or based on their short-term nature. At June 30, 1999, due to the uncertainty surrounding the actual date that the redeemable convertible preferred shares would be redeemed, it was not practical to determine the fair value of this financial instrument.

DERIVATIVE FINANCIAL INSTRUMENTS

Pivotal's use of derivative financial instruments is limited to short-term foreign currency forward exchange contracts ("forward contracts") used to manage exposure related to certain Canadian currency transactions. Pivotal does not enter into derivative financial instruments for trading purposes. Pivotal identifies future Canadian currency commitments and enters into forward contracts to hedge exposure to fluctuations in the Canadian dollar. Gains and losses on forward contracts that are designated and effective hedges of firm foreign currency commitments are recognized when the related transaction is recognized. Gains and losses not meeting the criteria for hedge accounting are recognized in income in the current period. As at June 30, 2000, Pivotal had outstanding forward contracts to purchase Canadian dollars for US$5.5 million. The unrealized loss on these contracts at June 30, 2000 was $79. As of June 30, 1999, Pivotal had no outstanding forward contracts.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost less accumulated depreciation. Depreciation of property and equipment is provided using the following rates and methods:

Computer software                  2 year straight line
--------------------------------------------------------------------------------
Computer hardware and equipment    30% declining balance or 3 year straight line
--------------------------------------------------------------------------------
Furniture and fixtures             20% declining balance
--------------------------------------------------------------------------------

Leasehold improvements are amortized using the straight-line method over three to five years.

GOODWILL, INTANGIBLES AND OTHER ASSETS

Goodwill, core technology and other intangible assets are carried at cost less accumulated amortization and are being amortized on a straight-line basis over the economic lives of the respective assets, generally three years.

PIVOTAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars; all amounts in thousands except amounts per share)

IMPAIRMENT OF LONG-LIVED ASSETS

Pivotal makes periodic reviews for the impairment of long-lived assets including goodwill and other intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under Statement of Financial Accounting Standard ("SFAS") No. 121, an impairment loss would be recognized when estimates of undiscounted future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. No such impairment losses have been identified by Pivotal for the years ended June 30, 2000, 1999 and 1998.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs, which consist primarily of software development costs, are expensed as incurred. SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", provides for the capitalization of certain software development costs after technological feasibility of the software is established. Under Pivotal's current practice of developing new products and enhancements, the technological feasibility of the underlying software is not established until substantially all product development is complete, including the development of a working model. No such costs have been capitalized because the impact of capitalizing such costs would not be material.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject Pivotal to a concentration of credit risk consist principally of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents are custodied with high-quality financial institutions and short term investments are made in investment grade securities to mitigate exposure to credit risk. Pivotal's customer base is dispersed across many different geographic areas throughout North America, Europe and the Asia Pacific and consists of companies in a variety of industries. Pivotal does not require collateral or other security to support credit sales, but provides an allowance for bad debts based on historical experience and specifically identified risks.

FOREIGN CURRENCY TRANSLATION

The functional currency of Pivotal and its subsidiaries is the U.S. dollar. Assets and liabilities denominated in other than the U.S. dollar are translated using the exchange rates prevailing at the balance sheet date. Revenues and expenses are translated using average exchange rates prevailing during the period. Gains and losses on foreign currency transactions and translation are recorded in the consolidated statements of operations.

ADVERTISING

Pivotal expenses advertising costs as they are incurred. Advertising expense is included in sales and marketing expenses and amounted to $924, $538 and $172 in 2000, 1999 and 1998, respectively.

INCOME TAXES

Pivotal accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes". This statement provides for a liability approach under which deferred income taxes are provided based upon currently enacted tax laws and rates. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

SHARE-BASED COMPENSATION

As permitted under SFAS No. 123, Accounting for Stock-Based Compensation, Pivotal has accounted for employee stock options in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and has made the pro forma disclosures required by SFAS No. 123 in
Note 10. Deferred compensation charges arise from those situations where options are granted at an exercise price lower than the deemed fair value of the underlying common shares. These amounts are amortized as charges to operations over the vesting periods of the individual stock options.

PIVOTAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars; all amounts in thousands except amounts per share)

EARNINGS (LOSS) PER COMMON SHARE

Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common share equivalents, including stock options and redeemable convertible preferred shares, in the weighted average number of common shares outstanding for a period, if dilutive. Pro forma earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding and the weighted average redeemable convertible preferred shares and Class A convertible preferred shares outstanding as if such shares were converted into common shares and had been outstanding since July 1, 1999. The following table sets forth the computation of basic and diluted, and pro forma basic and diluted earnings (loss) per share:

                                                                Years ended June 30,
------------------------------------------------------------------------------------------------
                                                       2000             1999             1998
------------------------------------------------------------------------------------------------
Net income (loss) (A)                                $ (8,362)        $ (2,808)        $      4
================================================================================================
Weighted average number of
common shares outstanding (B)                          18,643            3,888            3,720

Dilutive effect of:

Stock options                                              --               --              444

Convertible preferred shares                               --               --           10,763
------------------------------------------------------------------------------------------------
Diluted weighted average number of shares (C)          18,643            3,888           14,927
================================================================================================
Pro forma adjustment for
convertible preferred shares                            2,696           12,052

Pro forma basic and diluted weighted
average number of shares (D)                           21,339           15,940
------------------------------------------------------------------------------------------------
Earnings (loss) per share

Basic (A/B)                                          $  (0.45)        $  (0.72)              $-

Diluted (A/C)                                        $  (0.45)        $  (0.72)              $-

Pro forma basic and diluted (A/D)                    $  (0.39)        $  (0.18)

COMPREHENSIVE INCOME

SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. Pivotal adopted SFAS No. 130 in 1999. Pivotal has no comprehensive income items, other than the net earnings (loss), in any of the periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The FASB subsequently issued SFAS No. 137 which delayed the required effective date for adoption of SFAS No. 133 to fiscal years beginning after June 15, 2000. Pivotal will adopt SFAS No. 133 as amended by SFAS No. 137 in the first quarter of fiscal year 2001. Pivotal does not expect that adoption of this standard will have a material effect on its consolidated financial position or results of operations. In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation." Pivotal will be required to adopt FIN 44 effective July 1, 2000 with respect to certain provisions applicable to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after that date. FIN 44 addresses practice issues related to the application of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Pivotal does not expect the application of FIN 44 to have a material impact on its consolidated financial position or results of operations. In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") and amended it in March 2000. Pivotal is currently reviewing the provisions of SAB 101 and has not fully assessed the impact of its adoption. While SAB 101 does not supercede the software industry specific revenue recognition guidance, which Pivotal believes it is in compliance with, the SEC Staff has recently

PIVOTAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars; all amounts in thousands except amounts per share)

informally indicated its views that SAB 101 may change current interpretations of software revenue recognition requirements. Such SEC interpretations could result in companies recording a cumulative effect of a change in accounting principle. Pivotal is required to adopt SAB 101 no later than the fourth quarter of fiscal 2001.

RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform with the current period presentation.

2. BUSINESS COMBINATIONS

During the year ended June 30, 2000, Pivotal completed the acquisitions described below which were accounted for under the purchase method of accounting. Accordingly, the results of operations of each acquisition are included in the consolidated statement of income since the acquisition date, and the related assets and liabilities were recorded based upon their respective fair values at the date of acquisition.

TRANSITIF S.A.

Effective December 3, 1999, Pivotal acquired 100% of Transitif S.A. ("Transitif"), a French corporation that distributes electronic business relationship management solutions. Transitif deploys Pivotal solutions through its network of systems integrators throughout France. Pivotal paid an aggregate cash purchase price of $1,266 including acquisition related expenditures of $120 with additional consideration payable based on the net after-tax earnings of Transitif and license revenues received by Transitif from the future sale of licenses for Pivotal products to June 2002. All earn-out payments will be recorded as additional purchase price when determinable and Pivotal may elect to pay up to fifty percent of the additional purchase price, if any, in Pivotal common shares. No earn-out payments were required to be made for the period ended June 30, 2000.

EXACTIUM LTD.

Effective June 2, 2000, Pivotal acquired 100% of Exactium Ltd. ("Exactium"), an Israeli company based in Atlanta, Georgia that provides eSelling solutions for internet and Microsoft standards. Pivotal paid an aggregate purchase price of $45,140 consisting of 1,225 common shares and stock options, cash of $13,150 including a shareholder loan repayment of $5,402 and acquisition related expenses of $775.

SIMBA TECHNOLOGIES INC.

On June 26, 2000, Pivotal acquired 100% of Simba Technologies Inc. ("Simba"). Pivotal paid an aggregate purchase price of $17,590 consisting of 837 common shares and stock options, and acquisition related expenditures of $455. The total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date as follows:

                                                      Transitif        Exactium        Simba          Total
--------------------------------------------------------------------------------------------------------------
Assets acquired

In process research and development                           --       $  2,830       $  1,890       $  4,720

Core developed technology                                     --            290             --            290

Acquired workforce                                            --            770            560          1,330

Other assets                                            $  1,146            370            720          2,236
--------------------------------------------------------------------------------------------------------------
                                                           1,146          4,260          3,170          8,576
--------------------------------------------------------------------------------------------------------------
Liabilities assumed

Other liabilities                                         (1,050)          (926)          (683)        (2,659)
--------------------------------------------------------------------------------------------------------------
                                                          (1,050)          (926)          (683)        (2,659)
--------------------------------------------------------------------------------------------------------------
Net identifiable assets acquired                              96          3,334          2,487          5,917
--------------------------------------------------------------------------------------------------------------
Goodwill                                                   1,170         41,806         15,103         58,079
--------------------------------------------------------------------------------------------------------------
Purchase price                                          $  1,266       $ 45,140       $ 17,590       $ 63,996
==============================================================================================================
Consideration (inclusive of cash received of $351)

Cash                                                       1,266         13,150            455         14,871

Fair value of common shares and
stock options issued                                          --         31,990         17,135         49,125
--------------------------------------------------------------------------------------------------------------
                                                        $  1,266       $ 45,140       $ 17,590       $ 63,996
==============================================================================================================

PIVOTAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars; all amounts in thousands except amounts per share)

The fair value of the common shares of Pivotal was determined by taking an average of the opening and closing trading price of the common shares for a short period just before and just after the terms of the transaction were agreed to by the parties and announced to the public. The purchase price was increased by the estimated fair value of the stock options of Pivotal exchanged for the Exactium and Simba options outstanding.

PURCHASED IN PROCESS RESEARCH AND DEVELOPMENT

Purchased in process research and development ("IPR&D") charges relate to acquisitions of companies accounted for under the purchase method in which a portion of the purchase prices was allocated to acquired in process technology. During 2000, Pivotal acquired Exactium and Simba and included in the respective purchase prices was an aggregate amount of purchased IPR&D of $4,720. Independent valuations were performed to assess and allocate a value to purchased IPR&D. The value allocated to IPR&D was based upon the forecasted operating after-tax cash flows from the technology acquired, giving effect to the stage of completion at the acquisition date. These forecasted cash flows were then discounted at a rate commensurate with the risk involved in completing the acquired technology taking into consideration the characteristics and applications of each product, existing and future markets, and assessments of the life cycle stage of each product. Based on this analysis, the existing technology that had reached technological feasibility was capitalized. Existing technology that had not reached technological feasibility and for which no future alternative use existed was expensed. Future cash flows were adjusted for the value contributed by any core technology and development efforts expected to be completed post acquisition. Research and development costs to bring the products from the acquired companies to technological feasibility are not expected to have a material impact on Pivotal's future results of operations or cash flows. The forecasted data employed in the analysis was based upon both forecast information maintained by the management of Exactium and Simba, and Pivotal's estimate of the future potential of the acquired technology. The inputs used by Pivotal in analysing purchased IPR&D were based upon assumptions that management believes reasonable but which are inherently uncertain and unpredictable. These assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the forecasted results. While management believes that all of the development projects will be successfully completed, failure of any of these projects to achieve technological feasibility, and/or any variance from forecasted results, may result in a material adverse effect on Pivotal's financial condition and results of operations.

A description of the purchased IPR&D for each acquisition is set for below.

EXACTIUM

The allocation to IPR&D was related to the Exactium eSelling technology. At the time of acquisition, a prototype of Exactium's product existed and it was being used in limited trials. This prototype was not stable or sufficiently developed to be scalable on an enterprise-wide basis. Forecasted revenues used in the valuation reflected historical growth rates of software sales for the eBusiness management market and Pivotal, and contemplated revenues related to the sale of products incorporating Exactium technology commencing during the summer of 2000 and increasing thereafter. Pivotal estimated that the technology was approximately 80% complete as of the acquisition date. Net cash flows were discounted to net present value at the acquisition date using an appropriate tax adjusted rate reflecting the risk of unproven but partially developed software products. The Exactium technology was subsequently completed and an eSelling product released in late June 2000.

SIMBA

The allocation to IPR&D was related to the Simba eMarketing product. At the time of acquisition, Simba did not have a first-generation product and there were considerable uncertainties as to completion of the product. The valuation of acquired IPR&D was prepared using the income approach and contemplated that revenues related to the sale of products incorporating the Simba technology would commence in late 2000 and increase thereafter. Revenue increases were based upon the historical growth rate of software sales for the eMarketing market and Pivotal. Net after tax cash flows were discounted to

PIVOTAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars; all amounts in thousands except amounts per share)

their present value at the acquisition date using an appropriate after-tax risk-adjusted discount rate reflecting the risk of unproven but partially developed software products. Amounts attributable to developed technology, goodwill and other intangibles will be amortized over their estimated useful life of three years on a straight-line basis. In addition to the charge for in-process research and development, Pivotal recorded a write-down of other assets of Pivotal made redundant as a result of the acquisitions in the amount of $2,259.

PRO FORMA INFORMATION

The following table presents the unaudited pro forma results of operations for informational purposes, assuming Pivotal had acquired Exactium and Simba at the beginning of the 1999 fiscal year.

                                              June 30,
---------------------------------------------------------------
                                         2000           1999
---------------------------------------------------------------
Net revenues                          $ 58,602       $ 30,594

Net loss                              $(33,943)      $(25,905)

Basic and diluted loss per share      $  (1.68)      $  (4.67)

The pro forma results of operations give effect to certain adjustments, including amortization of purchased intangibles and goodwill. Included in the pro forma net loss for the year ended June 30, 2000 is a $6,979 charge for in-process research and development and other charges by Pivotal. The information may not necessarily be indicative of the future combined results of operations of Pivotal, Exactium and Simba. The pro forma results of operations have not been presented for the Transitif transaction because the effect of this acquisition was not considered to be material to Pivotal.

3. ACCOUNTS RECEIVABLE

Accounts receivable are net of an allowance for doubtful accounts of $740 and $334 at June 30, 2000 and 1999, respectively.

4. PROPERTY AND EQUIPMENT

                                        June 30,
----------------------------------------------------------
                                   2000           1999
----------------------------------------------------------
Computer software                $  3,126       $    476

Computer equipment                  3,763          2,317

Furniture and fixtures              2,389          1,169

Leasehold improvements              1,695            626
----------------------------------------------------------
                                   10,973          4,588

Accumulated depreciation           (3,742)        (1,537)
----------------------------------------------------------
Net book value                   $  7,231       $  3,051
==========================================================

5. GOODWILL, INTANGIBLES AND OTHER ASSETS

                                   June 30,
--------------------------------------------------
                                 2000       1999
--------------------------------------------------
Goodwill                      $ 58,079       $ --

Acquired intangibles             1,620         --

Other assets                     2,288         --
--------------------------------------------------
                              $ 61,987       $ --

Accumulated amortization        (1,418)        --
--------------------------------------------------
Net book value                $ 60,569       $ --
==================================================

Other assets in the amount of $2,288 consist of prepaid long-term royalties and long-term investments. Amortization of $1,418 includes the amortization of goodwill and acquired workforce.

PIVOTAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars; all amounts in thousands except amounts per share)

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The components of accounts payable and accrued liabilities were as follows:

                                     June 30,
----------------------------------------------------
                                 2000         1999
----------------------------------------------------
Accounts payable               $ 9,369      $ 3,054

Accrued compensation             3,020        2,368

Accrued acquisition costs        1,229           --

Other accrued liabilities        3,259          907
----------------------------------------------------
                               $16,877      $ 6,329
====================================================

7. LINE OF CREDIT

Pivotal has negotiated a credit facility with a Canadian chartered bank which includes: a revolving term operating line of $10,000, bearing interest at the bank's prime rate and a committed term loan of $5,000 bearing interest also at the bank's prime rate, secured by a charge on all current and future personal property of Pivotal. As of June 30, 2000 and 1999, no amounts were outstanding under the credit facility.

8. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

Pivotal leases office facilities under operating leases which generally require Pivotal to pay a share of operating costs, including property taxes, insurance and maintenance. Pivotal also leases certain equipment under operating leases. Future minimum operating lease payments for the years ending June 30 pursuant to leases outstanding as of June 30, 2000 are due as follows:

     2001                                     $  2,720

     2002                                        2,594

     2003                                        1,672

     2004                                          673

     2005                                          298
-------------------------------------------------------
                                              $  7,957
=======================================================

Rent expense totalled approximately $2,237, $1,075 and $496 in the years ended June 30, 2000, 1999 and 1998, respectively. Certain of these lease obligations have been secured by irrevocable letters of credit for $0, $50, and $170 at June 30, 2000, 1999 and 1998, respectively.

OTHER LETTERS OF CREDIT

In June 2000, Pivotal entered into a $723 (Cdn. $ 1,070) irrevocable letter of credit with a Canadian chartered bank. The letter of credit, which expires June 19, 2001, collaterizes Pivotal's obligations to a third party for tenant improvement costs.

LEGAL PROCEEDINGS

Pivotal is subject to legal proceedings, claims and litigation arising in the ordinary course of business. Pivotal believes that the ultimate costs to resolve these matters will not have a material adverse effect on Pivotal's consolidated financial position, results of operations or cash flows.

PIVOTAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars; all amounts in thousands except amounts per share)

9. REDEEMABLE CONVERTIBLE PREFERRED SHARES

The redeemable convertible preferred shares at June 30, 2000 and 1999 are as follows:

                                                                           June 30,
------------------------------------------------------------------------------------------
                                                                        2000        1999
------------------------------------------------------------------------------------------
Class B, 2,000 shares with par value of Cdn.$1.17 each, redeemable
 at $1.00 each, authorized, issued and outstanding in 1999              $ --      $ 2,000

Class D, 2,658 shares with no par value, redeemable
 at $0.79 each, authorized, issued and outstanding in 1999                --        2,100

Class E, 4,000 shares with no par value, redeemable
 at $1.35 each, authorized, issued and outstanding in 1999                --        5,400

Class F, 1,288 shares with no par value, redeemable
 at $6.21 each, authorized, issued and outstanding in 1999                --        8,000
------------------------------------------------------------------------------------------
                                                                        $ --      $17,500
==========================================================================================

During the year ended June 30, 1997, Pivotal's shareholders approved an increase in the authorized capital of Pivotal by authorizing 4,000 Class E preferred shares which were issued during that year for total proceeds of $5,400. During the year ended June 30, 1999, Pivotal's shareholders approved an increase in the authorized capital of Pivotal by authorizing 1,288 Class F preferred shares which were issued during that year for total proceeds of $8,000. The holders of each class of preferred shares had the right to one vote for each common share into which the preferred shares could be converted. All of the redeemable preferred shares had the right to receive non-cumulative dividends at amounts as determined by the directors of Pivotal. When dividends were paid on any other outstanding class of shares of Pivotal, the holders of the Class B, Class D, Class E and Class F preferred shares were entitled to an amount per share equal to that paid on the other class of shares, as determined on a basis as if all of the outstanding redeemable preferred shares had been converted into common shares. The Class B, Class D, Class E and Class F preferred shares were redeemable at Pivotal's option with the approval of the holders of 75% of the outstanding shares of the applicable class, and were retractable at the holder's option on or after June 30, 2001 at the issue price plus any declared and unpaid dividends. Each class of redeemable preferred shares was convertible into common shares at any time at the option of the holder, using the formula of 0.95 to
1.00 for the Class B preferred shares and one-for-one for Class D, Class E and Class F preferred shares as provided in the Articles of Pivotal. All classes of preferred shares were to automatically convert into common shares at the conversion price immediately upon the earlier of: (a) the acquisition of the assets or the take-over of Pivotal by a third party resulting in payment to all of the shareholders of Pivotal of not less than $7.50 per common share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) calculated on the basis that all of the preferred shares had been converted into common shares and without regard to any liquidation preferences for any class of shares; and, (b) the consummation of Pivotal's sale of its common shares in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933 of the United States, as amended, at a public offering price of not less than $7.50 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and $15,000 in the aggregate, provided that the underwriters in such public offering were acceptable to the holders of a majority of the outstanding Class B, Class D, Class E and Class F preferred shares, such acceptance not to be unreasonably withheld. All of these shares were converted into common shares during the year ended June 30, 2000.

10. SHAREHOLDERS' EQUITY (DEFICIT)

INITIAL PUBLIC OFFERING

On August 4, 1999, Pivotal's registration statement on Form F-1, Registration No. 333-92971, became effective. The offering date was August 5, 1999. The offering was terminated as a result of all of the shares offered being sold. The managing underwriters were Merrill Lynch & Co., Inc., Bear, Stearns & Co. Inc. and Dain Rauscher Incorporated. The offering consisted of 3,975 common shares of Pivotal, which included 475 common shares offered pursuant to the subsequent exercise of the underwriters' over allotment

PIVOTAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars; all amounts in thousands except amounts per share)

option on August 19, 1999. The aggregate price of the shares offered and sold was $47.7 million. Proceeds to Pivotal, after $3.3 million in underwriting discounts and commissions and $1.3 million in other expenses, were $43.1 million. Simultaneous with the closing of the Offering, all outstanding preferred shares were converted into common shares.

Preferred Shares, Common Shares and Class B Common Shares

On December 1, 1997, Pivotal's shareholders approved an increase in the number of authorized common shares from 20,000 to 50,000 shares. On December 16, 1998, Pivotal's shareholders approved the redesignation of common shares without par value to Class A common shares without par value. Pivotal's shareholders also approved the increase in authorized capital by creating 600 Class B common shares with a par value of Cdn.$0.03 each. In December 1998 and January 1999, Pivotal issued an aggregate of 477 Class B common shares in exchange for 477 Class A common shares. Prior to completion of the initial public offering, all of the issued and outstanding Class B common shares were exchanged for common shares on a one-for-one basis. On June 17, 1999, Pivotal's shareholders approved an increase in the number of authorized Class A common shares from 50,000 to 200,000 and an increase in authorized capital by creating 20,000 unissued preferred shares without par value. Pivotal's shareholders also approved the redesignation of Class A common shares, both issued and unissued, to common shares without par value. The holder of each common share has the right to one vote per share. The preferred shares could at any time and from time to time be issued in one or more series and the Board of Directors could determine the special rights and restrictions of each series including any dividend, conversion or redemption rights, subject to the approval of at least 75% of the holders of any outstanding Class A, B, D, E and F preferred shares. The holders of the Class A preferred shares had the right to one vote for each common share into which the preferred shares could be converted. The Class A preferred shares had the same rights to receive dividends as the redeemable preferred shares discussed in Note 9, and were convertible into common shares on a one-for-one basis, subject to adjustment under certain circumstances. The Class A preferred shares were not redeemable or retractable. On June 17, 1999, Pivotal's shareholders also approved, subject to the conversion of the redeemable convertible preferred shares, the Class A convertible preferred shares and the Class B common shares into common shares, the cancellation of the authorized Class B common share capital and the authorized Class A, B, D, E, and F preferred share capital.

EMPLOYEE STOCK OPTION PLAN

Under the terms of the 1999 Pivotal Incentive Stock Option Plan, as amended (the "Plan"), the Board of Directors may grant incentive and non-qualified stock options to employees, officers, directors, independent consultants and contractors of Pivotal and its subsidiaries, and of partnerships, joint ventures and other entities in which Pivotal holds a 50% voting interest including directors thereof. Generally, Pivotal grants stock options with exercise prices equal to the quoted market value of the common share on the date of grant, as determined by the Board of Directors. Options generally vest over a four year period, but the Board of Directors may provide for different vesting schedules in particular cases. Options generally expire five years from the date of grant. On June 17, 1999, the Company's shareholders approved changes to the Plan that increased the number of shares reserved for issuance pursuant to the Plan by (a) 1,076 common shares plus (b) an automatic increase on the first day of each fiscal year beginning on July 1, 2001, equal to the lesser of 800 shares or 4% of the average number of common shares outstanding as used to calculate fully diluted earnings per share for the preceding year. Pivotal has assumed certain options granted to former employees of acquired companies (the "Acquired Options"). The Acquired Options were assumed by Pivotal outside of the Plan, but all are administered as if issued under the Plan. All of the Acquired Options have been adjusted to give effect to the conversion under the terms of the Agreements and Plans of Reorganization between Pivotal and the companies acquired. The Acquired Options generally become exercisable over a four year period and generally expire either five or ten years from the date of grant. No additional options will be granted under any of the acquired companies' plans. A summary of stock option activity and information concerning currently outstanding and exercisable options is as follows:

PIVOTAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars; all amounts in thousands except amounts per share)

                                     Options Outstanding
------------------------------------------------------------------------
                                                                Weighted
                             Options      Number of              Average
                            Available      Common               Exercise
                            for Grant      Shares                  Price
------------------------------------------------------------------------
                                                           (Expressed in
                                                       Canadian dollars,
                                                        except as noted)
Balances, June 30, 1997       586           337                Cdn.$0.12
------------------------------------------------------------------------
Options authorized          1,000             -                       -

Options granted              (877)          877                    0.88

Options exercised               -          (423)                   0.25

Options cancelled              49           (49)                   0.26
------------------------------------------------------------------------
Balances, June 30, 1998       758           742               Cdn.$0.94
------------------------------------------------------------------------
Options authorized          2,576             -                       -

Options granted              (866)          866                    9.71

Options exercised               -           (78)                   0.28

Options cancelled              75           (75)                   3.74
------------------------------------------------------------------------
Balances, June 30, 1999     2,543         1,455               Cdn.$6.07
------------------------------------------------------------------------
Options authorized            408             -                       -

Options granted            (1,837)        1,837                   23.12

Options exercised               -          (376)                   2.96

Options cancelled             270          (270)                  10.37
------------------------------------------------------------------------
Balances, June 30, 2000     1,384         2,646                US$16.95
========================================================================

The U.S. dollar equivalents of the weighted average exercise price calculated using the year end exchange rates were as follows: $4.12, $0.64 and $0.08 as of June 30, 1999, 1998 and 1997 respectively. The following tables summarize information concerning outstanding and exercisable options at June 30, 2000:

                                                              Options Exercisable
-----------------------------------------------------------------------------------------
                                                       Weighted                 Weighted
                                        Average         Average                 Average
                                       Remaining        Exercise               Exercise
     Exercise Prices       Number      Contractual       Price       Number     Price
        per Share        Outstanding  Life (in years)  per Share  Exercisable  per Share
-----------------------------------------------------------------------------------------
     $         0.08         137           1.4          $  0.08          92      $  0.08

     $         0.17          13           6.9             0.17           5         0.17

     $    0.57-0.68         187           8.4             0.62         131         0.59

     $         1.70          57           7.7             1.70          27         1.70

     $    5.09-6.42         537           5.3             5.67         119         5.61

     $  10.54-12.88         614           6.3            13.13          53        13.92

     $  16.75-21.25         145           9.2            18.69           8        20.88

     $  25.44-33.13         747           9.8            27.68           -            -

     $  40.75-52.06         209           9.6            48.49           4        50.50
-----------------------------------------------------------------------------------------
     $   0.08-52.06       2,646                        $ 16.95         439      $  8.11
=========================================================================================

EMPLOYEE STOCK PURCHASE PLAN ("ESPP")

On June 17, 1999, Pivotal's shareholders approved the adoption of an ESPP and authorized the issuance of up to 1,000 common shares under the plan with amendments as the Board of Directors of Pivotal may deem desirable. Under the ESPP, a qualified employee may authorize payroll deductions of up to 10% of the employee's compensation (as defined) to a maximum of $25 to purchase common stock at 85% of the lower of fair market value at the beginning or end of the related subscription period.

PIVOTAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars; all amounts in thousands except amounts per share)

COMMON SHARES RESERVED FOR FUTURE ISSUANCE

Pivotal has reserved common shares as of June 30, 2000 as follows:

Exercise of stock options                              4,030

Employee Stock Purchase Plan                             931
-------------------------------------------------------------
                                                       4,961
=============================================================

SHARE-BASED COMPENSATION

Under APB Opinion No. 25, because the exercise price of Pivotal's employee stock options generally equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized. Deferred compensation expense of $473 was recorded during 1999 for those situations where the exercise price of an option was lower than the deemed fair value for financial reporting purposes of the underlying common stock. The deferred compensation is being amortized over the vesting period of the underlying options. Amortization of the deferred share-based compensation balance of $193 at June 30, 2000 will approximate $113, $58 and $22 during the fiscal years ending June 30, 2001, 2002 and 2003, respectively. An alternative method of accounting for stock options is SFAS No. 123, "Accounting for Stock-based Compensation". Under SFAS No. 123, employee stock options are valued at the grant date using the Black-Scholes valuation model and the resultant compensation cost is recognized ratably over the vesting period. Had compensation cost for Pivotal's share option plan been determined based on the Black-Scholes value at the grant dates for awards as prescribed by SFAS No. 123, pro forma net income (loss) and net earnings (loss) per share would have been as follows:

                                                    Years Ended June 30,
-------------------------------------------------------------------------------
                                                  2000          1999       1998
-------------------------------------------------------------------------------
Net income (loss)

    As reported                               $ (8,362)      $(2,808)      $ 4

    SFAS No. 123 pro forma                     (10,541)       (2,849)       (2)

Basic and diluted earnings (loss) per share

    As reported                               $  (0.45)      $ (0.72)      $--

    SFAS No. 123 pro forma                       (0.57)        (0.73)       --

Compensation expense recognized in providing pro forma disclosures may not be representative of the effects on pro forma earnings for future years since SFAS No. 123 applies only to options granted after 1996. The weighted average Black-Scholes option pricing model value of options granted under the share option plan during the years ended June 30, 2000, 1999 and 1998 were US$15.45, Cdn.$1.92 (US$1.30) and Cdn.$0.21 (US$0.14) per share respectively. The fair value for these options was estimated at the date of grant using the following weighted average assumptions:

                                                      Years Ended June 30,
--------------------------------------------------------------------------------
                                                  2000         1999         1998
--------------------------------------------------------------------------------
Assumptions

Volatility factor of expected
     market price of the Company's shares   85.0%         0.0%         0.0%

Dividend yield                               0.0%         0.0%         0.0%

Weighted average expected
     life of stock options (years)           4.0 years    4.0 years    4.0 years

Risk free interest rate                      7.0%         5.6%         5.5%

PIVOTAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars; all amounts in thousands except amounts per share)

11. INCOME TAXES

Details of the income tax provision (recovery) are as follows:

                                        Years ended June 30,
------------------------------------------------------------------
                                  2000         1999          1998
------------------------------------------------------------------
Current

     Canadian                    $  --        $ (47)        $(132)

     Foreign                       557          290           120
------------------------------------------------------------------
                                   557          243           (12)

Deferred

     Canadian                       --           --            22
------------------------------------------------------------------
     Income tax provision        $ 557        $ 243         $  10
==================================================================

The reported income tax provision (recovery) differs from the amount computed by applying the Canadian basic statutory rate to the income (loss) before income taxes. The reasons for this difference and the related tax effects are as follows:

                                                        Years Ended June 30,
--------------------------------------------------------------------------------
                                                     2000        1999      1998
--------------------------------------------------------------------------------
Canadian basic statutory tax rate                      45%         45%       45%
--------------------------------------------------------------------------------
Expected income tax provision (recovery)          $(3,512)    $(1,154)    $   6

Foreign tax rate differences                         (155)       (144)      (20)

Benefit of losses not tax affected                    389       1,484        --

Non-deductible expenses                             2,661          56        82

Research and development tax credits                 (127)        (47)     (132)

Benefit of temporary differences not recognized     1,301          48        74
--------------------------------------------------------------------------------
                                                  $   557     $   243     $  10
================================================================================

Deferred income taxes result principally from temporary differences in the recognition of certain revenue and expense items for financial and income tax reporting purposes. Significant components of Pivotal's deferred tax assets and liabilities as of June 30, 2000 and 1999 are as follows:

                                                             2000          1999
--------------------------------------------------------------------------------
Deferred income tax assets

     Net operating tax loss carry-forwards                $ 4,547       $ 3,129

     Research and development expenses                         85            87

     Book and tax base differences on assets                   --            66

     Other                                                     80            84

Total deferred income tax assets                            4,712         3,366

Valuation allowance for deferred income tax assets         (4,547)       (3,366)
--------------------------------------------------------------------------------
Net deferred income tax assets                                165            --

Deferred income tax liabilities

     Book and tax base differences on assets                  187            --
--------------------------------------------------------------------------------
Net deferred income tax liabilities
 included in accounts payable
 and accrued liabilities                                  $    22       $    --
================================================================================

Due to the uncertainty surrounding the realization of the deferred income tax assets in future income tax returns, Pivotal has a 100% valuation allowance against its deferred income tax assets. The net change in the total valuation allowance for the years ended June 30, 2000 and 1999 was a provision of $1,346 and $1,542, respectively. As of June 30, 2000, Pivotal has Canadian tax loss carry-forwards of approximately $7,189 available to reduce future years' income for tax purposes. These carry-forward losses expire in 2001 to 2007.

PIVOTAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Expressed in United States dollars; all amounts in thousands except amounts per share)

12. CHANGE IN OPERATING ASSETS AND LIABILITIES

The change in operating assets and liabilities is as follows:

                                                               June 30,
--------------------------------------------------------------------------------
                                                 2000         1999         1998
--------------------------------------------------------------------------------
Accounts receivable                           $(7,511)     $(1,188)     $(4,971)

Prepaid expenses                                 (545)        (323)        (570)

Accounts payable and accrued liabilities        7,260        4,370        1,117

Deferred revenue                                3,265        1,337        2,828
--------------------------------------------------------------------------------
                                              $ 2,469      $ 4,196      $(1,596)
================================================================================

13. RELATED PARTY TRANSACTIONS

During the year, Pivotal entered into an agreement to license software from a company, with whom Pivotal had a former director in common, under which Pivotal paid $350.

14. SEGMENTED INFORMATION

Pivotal operates in one business segment, the development, marketing, and supporting of Internet and corporate network-based software applications used for managing customer and selling partner relationships. Pivotal licenses and markets its products internationally. The following table presents a summary of revenues by geographical region.

                                                   Years Ended June 30,
------------------------------------------------------------------------------
                                            2000           1999           1998
------------------------------------------------------------------------------
United States                            $32,591        $18,779        $11,931

Canada                                     5,574          1,463            903

International                             14,774          5,085          1,375
------------------------------------------------------------------------------
                                         $52,939        $25,327        $14,209
==============================================================================

Pivotal attributes revenue among the geographical areas based on the location of the customers involved. During 2000, 1999 and 1998, no single customer accounted for 10% or more of total revenue. The following table presents a summary of property and equipment by geographic region:

                                        Years ended June 30,
-------------------------------------------------------------
                                          2000          1999
-------------------------------------------------------------
Property and Equipment

     United States                      $1,395        $  449

     Canada                              4,624         2,435

     International                       1,212           167
-------------------------------------------------------------
                                        $7,231        $3,051
=============================================================

CORPORATE INFORMATION


MANAGEMENT TEAM:

NORMAN B. FRANCIS, President and Chief Executive Officer

KEITH R. WALES, Chief Technical Officer

VINCENT MIFSUD, Executive Vice President and Chief Financial Officer

GLENN HASEN, Executive Vice President, Global Field Operations

ROBERT RUNGE, Chief Marketing Officer

KIRK HERRINGTON, Vice President, Advanced Technology

SAL SANCI, Vice President and General Manager, eRelationship Products Division

ELI BARAK, Vice President and General Manager, eSelling Products Division

HEATHER CLARIDGE, Vice President, Human Resources

CHRISTINE ROGERS, Senior Vice President Professional Services

ANDRE BEAULIEU, General Counsel

MARK INSKIPP, Vice President Europe, Middle East & Africa

MATT DUNCAN, Vice President Corporate and Solutions Marketing

GEORGE REZNIK, Vice President, Finance

DIRECTORS:

NORMAN B. FRANCIS, President and Chief Executive Officer, Pivotal Corporation

KEITH R. WALES, Chief Technical Officer, Pivotal Corporation

JEREMY A. JAECH, Vice President, Microsoft Corporation, Visio Division

ROBERT J. LOUIS, President, Ventures West Management Ltd.

DOUGLAS J. MACKENZIE, General Partner, Kleiner, Perkins Caufield & Byers

DONALD A. MATTRICK, President, Electronic Arts Worldwide Studios

TRANSFER AGENTS:

AMERICAN STOCK TRANSFER & TRUST COMPANY
40 Wall Street, 46th Floor, New York, NY 10005, USA
Tel: (800) 937-5449

CIBC MELLON TRUST COMPANY
1066 West Hastings Street, Suite 1600, V6E 3X1, Canada
Tel: (604) 688-4330

CORPORATE OFFICES:

HEAD OFFICE
300-224 West Esplanade, North Vancouver, BC,V7M 3M6
Tel: (604) 988-9982
Fax: (604) 988-0035

USA
Plaza at Yarrow Bay, 10210 NE Points Drive, Building 3, Suite 400, Kirkland, WA 98033
Tel: (425) 455-4230
Fax: (425) 455-3972

EUROPE
Wilson House, Fenian Street Dublin 2, Ireland
Tel: (353) 1 631-9325
Fax: (353) 1 662-9334

ASIA PACIFIC
Level 11 Park West Building, 6-12-1 Nishi-Shinjuku, Shinjuku, Tokyo 1630023
Tel:  81-3-5325-3018
Fax: 81-3-5325-3131

OTHER OFFICES
Atlanta, Georgia, USA                       Bethesda, Maryland, USA
San Bruno, California, USA                  Waite Park, Minnesota, USA
Des Plaines, Illinois, USA                  Dallas, Texas, USA
Denver, Colorado, USA                       Florida, USA
Lansing, Kansas, USA                        Morristown, New Jersey, USA
Kirkland, Washington, USA                   Toronto, Ontario, Canada
St. Peters, Missouri, USA                   Belfast, Northern Ireland
North Andover, Massachusetts, USA           Schipol Rijk, Netherlands
New York, New York, USA                     Levallois-Perret, France
Portland, Oregon, USA                       Walldorf-Heidelberg, Germany
Irvine, California, USA                     Hemel Hempstead, Herts, England
Mentor, Ohio, USA                           Sydney, Australia

INDEPENDENT AUDITORS:

DELOITTE & TOUCHE LLP
P.O. Box 49279, Four Bentall Centre, 2100-1055 Dunsmuir, Vancouver, BC, V7X 1P4, Canada
Tel: (604) 669-4466
Fax: (604) 669-4186

LEGAL COUNSEL:

DIANE S. MALAHER, PIVOTAL CORPORATION
300-224 West Esplanade, North Vancouver, BC, V7M 3M6, Canada
Tel: (604) 988-9982
Fax: (604) 983-6658

DORSEY & WHITNEY LLP
1420 Fifth Avenue, Suite 400, Seattle, WA, 98101, USA
Tel: (206) 903-8800
Fax: (206) 903-8820

BORDEN LADNER GERVAIS LLP
1200-200 Burrard Street, Vancouver, BC, V7X 1T2, Canada
Tel: (604) 687-5744
Fax: (604) 687-1415

EXCHANGES:

NASDAQ
Trading Symbol: PVTL

TSE
Trading Symbol: PVT

INVESTOR RELATIONS:

SOPHIA COUSPOS, PIVOTAL CORPORATION
300-224 West Esplanade, North Vancouver, BC, V7M 3M6, Canada
Tel: (604) 988-9982
Fax: (604) 988-0035
Investor-relations@pivotal.com
www.pivotal.com

                                 [PIVOTAL LOGO]